PURCHASE AGREEMENT

                                    among

                            EQUIVEST FINANCE, INC.

                                     and

                       KOSMAS GROUP INTERNATIONAL, INC.

                                     and

                              AVENUE PLAZA, LLC

                                     and

                   OCEAN CITY COCONUT MALORIE RESORT, INC.

                                     and

                          CAPITAL CITY SUITES, INC.

                                     and

                     KOSMAS CARIBBEAN HOLDING CORPORATION

                                     and

                        THE STOCKHOLDERS NAMED HEREIN

                             and, if applicable,

                 ST. AUGUSTINE RESORT DEVELOPMENT GROUP, INC.


                        Dated as of February 16, 1999

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RECITALS.....................................................................1

ARTICLE I

      DEFINITIONS............................................................2

ARTICLE II

      PURCHASE AND SALE.....................................................14
      2.01  Purchase and Sale of Assets.....................................14
      2.02  Excluded Assets.................................................15
      2.03  Additional Assets; Conversion to Stock Acquisition..............15
      2.04  Retained Liabilities and Assumed Liabilities....................16
      2.05  Stock Purchase..................................................16
      2.06  Purchase Price..................................................16
      2.07  Closing Adjustment Amount.......................................17
      2.08  Advances........................................................18
      2.09  Payables Account................................................18
      2.10  Earn-Out Payment................................................19

ARTICLE III

      REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE
      STOCKHOLDERS..........................................................19
      3.01  Organization....................................................19
      3.02  Articles of Incorporation, Bylaws and Agreements................20
      3.03  Authorization...................................................20
      3.04  Financial Statements and Absence of Changes.....................20
      3.05  Title to and Condition of Assets and Property...................21
      3.06  Intellectual Property...........................................23
      3.07  Insurance.......................................................23
      3.08  Environmental Matters...........................................23
      3.09  Minute and Stock Books; Records.................................24
      3.10  Liabilities.....................................................24
      3.11  Contracts.......................................................24
      3.12  Litigation and Compliance.......................................26
      3.13  Non-Contravention; Conflicts....................................27
      3.14  Capital Stock of the Company....................................27
      3.15  Transactions in Capital Stock. .................................28
      3.16  Subsidiaries Stock..............................................28
      3.17  Licenses, Permits and Required Consents.........................28
      3.18  Labor and Employment............................................28
      3.19  Employee Benefit Plans..........................................30

      3.20  Taxes and Tax Returns...........................................34
      3.21  Receivables.....................................................38
      3.22  Equipment.......................................................38
      3.23  Conduct in the Ordinary Course; Absence of Certain
            Changes, Events and Conditions..................................38
      3.24  Certain Interests...............................................38
      3.25  Brokers.........................................................39
      3.26  Bulk Sales......................................................39
      3.27  Private Placement...............................................39
      3.28  Gross Receipts Tax..............................................39

ARTICLE IV

      REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................40
      4.01  Organization....................................................40
      4.02  Articles of Incorporation, Bylaws and Agreements................40
      4.03  Authorization...................................................40
      4.04  Purchaser Common Stock..........................................40
      4.05  Non-Contravention; Required Consents............................40
      4.06  Litigation and Compliance.......................................41

ARTICLE V

      COVENANTS OF SELLERS AND STOCKHOLDERS.................................42
      5.01  HSR Filings.....................................................42
      5.02  Conduct of Acquired Business by Sellers.........................42
      5.03  Access..........................................................45
      5.04  Confidentiality.................................................45
      5.05  Non-Competition and Non-Solicitation............................46
      5.06  Transition of Plans.............................................47
      5.07  Acquisition Proposals...........................................47
      5.08  Agreement to Pay Retained Liabilities...........................47
      5.09  Disclosure Schedules............................................47

ARTICLE VI

      COVENANTS OF PURCHASER................................................47
      6.01  HSR Filings.....................................................47
      6.02  Books and Records: Access.......................................48
      6.03  Agreement to Pay Assumed Liabilities............................48
      6.04  Employment Negotiations with John Santopadre....................48
      6.05  Assistance to Sellers...........................................48
      6.06  Payment of Remaining Purchase Price.............................48

ARTICLE VII

      ADDITIONAL COVENANTS BY THE PARTIES...................................48
      7.01  Expenses; Transfer Taxes; Apportionment.........................49
      7.02  Publicity.......................................................49
      7.03  Agreement to Take Necessary Action..............................49
      7.04  Full Disclosure.................................................50
      7.05  Purchaser's Use of Assets or Contracts..........................50
      7.06  Consents to Transfer of Acquired Assets.........................50
      7.07  Title to Real Property..........................................51
      7.08  Additional Agreement Regarding Receivables Financing............51
      7.09  Bulk Transfer Law...............................................52
      7.10  Tax Matters.....................................................53

ARTICLE VIII

      TERMINATION...........................................................56
      8.01  Grounds for Termination.........................................56
      8.02  Manner of Exercise..............................................58
      8.03  Effect of Termination...........................................58

ARTICLE IX

      THE CLOSING...........................................................59
      9.01  Time and Place of Closing.......................................59
      9.02  Conditions to Purchaser's Closing Obligations...................59
                  (a)   Representations and Warranties True.................59
                  (b)   Performance.........................................59
                  (c)   HSR Act.............................................59
                  (d)   Opinion of Counsel..................................59
                  (e)   Absence of Litigation...............................60
                  (f)   Consents and Approvals..............................60
                  (g)   Title Insurance.....................................60
                  (h)   Deliveries by Seller................................60
                  (i)   Overdue Interest Payments...........................60
                  (j)   Resolution of Certain Obligations...................60
                  (k)   Resolution of Interval International, Inc.
                        Litigation .........................................60
                  (l)   Due Diligence Review................................61
                  (m)   Bulk Sales Laws.....................................61
                  (n)   FIRPTA Certificate..................................61
                  (o)   Purchasers' Obligations to CSFB.....................61
                  (p)   Regulatory Approval.................................61
                  (q)   Notice to Bargaining Agents.........................61
                  (r)   Closing Financial Certificate.......................61

      9.03  Conditions to Sellers' Closing Obligations......................61
                  (a)   Representations and Warranties True.................61
                  (b)   Performance.........................................62
                  (c)   HSR Act.............................................62
                  (d)   Consents and Approvals..............................62
                  (e)   Opinion of Counsel..................................62
                  (f)   Absence of Litigation...............................62
                  (g)   Deliveries by Purchaser.............................62
                  (h)   Resolution of Certain Obligations...................62
      9.04  Deliveries by Sellers at Closing................................63
      9.05  Availability of Records.........................................64
      9.06  Deliveries by Purchaser at Closing..............................65


ARTICLE X

      INDEMNIFICATION.......................................................66
      10.01 Indemnification of Sellers......................................66
      10.02 Indemnification of Purchaser....................................66
      10.03 Cap and Basket..................................................67
      10.04 Indemnifiable Losses Net of Insurance Proceeds..................68
      10.05 Procedure for Seeking Indemnification...........................68
      10.06 Indemnification Remedy After Closing............................69
      10.07 Survival of Representations, Warranties, and Covenants..........69
      10.08 Setoff and Recoupment...........................................69

ARTICLE XI

      GENERAL PROVISIONS....................................................70
      11.01 Entire Agreement................................................70
      11.02 Severability....................................................70
      11.03 Amendment and Modification......................................70
      11.04 Arm's Length Agreement..........................................70
      11.05 Exhibits........................................................70
      11.06 Headings........................................................70
      11.07 Assignment......................................................70
      11.08 No Third Party Beneficiaries....................................71
      11.09 Waiver of Compliance; Consents..................................71
      11.10 Notices.........................................................71

                              PURCHASE AGREEMENT

      This Purchase Agreement, dated as of February 16, 1999 and effective as of the Effective Date, is by and among Equivest Finance, Inc., a Delaware corporation ("Purchaser"), Kosmas Group International, Inc., a Florida corporation ("Parent"), Avenue Plaza, LLC, a Louisiana limited liability company ("APLLC"), Ocean City Coconut Malorie Resort, Inc., a Maryland corporation ("OCCMR"), Capital City Suites, Inc., a District of Columbia corporation ("CCS"), Kosmas Caribbean Holding Corporation, a Florida corporation ("KCHC"), the undersigned stockholders of Kosmas Group International, Inc. ("Stockholders") and, if applicable, St. Augustine Resort Development Group, Inc., a Florida corporation ("SARDG").

                                   RECITALS

      A. Sellers and the Acquired Companies are engaged in the business of developing, marketing, and managing resort properties that offer timeshare condominiums.

      B. Sellers and the Acquired Companies own and operate, among other things: the Avenue Plaza, a timeshare and hotel facility located in New Orleans, Louisiana; the Coconut Malorie Resort, a timeshare and hotel facility located in Ocean City, Maryland; the Bluebeard's Castle, Bluebeard's Beach Club & Villas and Elysian Beach Resort, each of which is a timeshare and hotel facility located in St. Thomas, U.S. Virgin Islands; a parcel of land and the building thereon with zoning approval for the future construction of a timeshare facility located at 2501 Pennsylvania Avenue, N.W. in Washington, D.C.; and the Ocean Gate Resort, a timeshare and hotel facility located in St. Augustine, Florida.

      C. During 1998, Parent began to experience a significant cash shortfall from its operations, resulting from a number of adverse developments including: the costs and distraction of preparing Parent for an initial public offering; a significant decline in the efficiency of direct mail solicitations; and operating losses at two of Parent's newly-acquired properties.

      D. In order to deal with the significant cash shortfall, Parent embarked on an exploration of various strategies, including a recapitalization of the company or the sale of certain business units, and Parent engaged in discussions with a number of possible purchasers (including Purchaser) of certain of Parent's business units.

      E. On or about January 29, 1999, Parent determined that Purchaser was offering the most favorable terms for a purchase of certain business units and was willing to consummate such a transaction with a rapidity that would greatly promote the continued operation of Parent and the orderly payment of its debts.

      F. As part of Purchaser's offer, Purchaser agreed (i) to cause its subsidiary, Resort Funding, Inc. ("RFI"), to continue advancing under various existing credit facilities between Sellers and RFI (despite the fact Sellers' failure to meet certain requirements thereunder meant that RFI was under no obligation to do so) and (ii) to advance to Parent additional substantial sums even before the signing of a definitive purchase agreement, which sums were used by Parent to pay creditors and employees of Sellers.

      G. Upon the terms and subject to the conditions contained in this Agreement, Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from Sellers, the Acquired Assets and all of the capital stock of the Acquired Companies.

      THEREFORE, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      For the purposes of this Agreement, and except as otherwise expressly provided in this Agreement or unless the context otherwise requires, capitalized terms shall have the meanings ascribed to them in this Article I.

      1.01 "Acquired Assets" shall mean all right, title, and interest in and to all of the assets of Sellers used in the Ordinary Course of Business of the Acquired Properties, including, without limitation, the following (but excluding the Acquired Companies and any assets thereof, as well as the Excluded Assets), in each case subject to applicable Permitted Encumbrances:

            (a) Good and marketable fee simple title to (i) the Real Property comprising the Acquired Properties; (ii) all VOI Inventory; and (iii) all rights, if any, of Sellers to reclaim, to retake, or to have conveyed to it either of the foregoing;

            (b) Any and all material real property leases, material easements, material licenses or similar material possessory agreements ("Leases") pursuant to which Sellers use or occupy real property in connection with the Acquired Properties, as identified in the Disclosure Schedule, together with any prepaid rent, security deposits, options to renew or purchase, benefits, rights-of-way and other interests and other rights or interests of Sellers that may be appurtenant to the rights of Sellers under such Leases to the extent that such Leases are freely assignable, or if not so assignable, to the extent that any necessary consent to assignment has been obtained;

            (c) Good and marketable title to all furnishings, furniture, office supplies, computers and hardware, vehicles, spare parts, signs, shelving, telephone equipment, tools, machinery and equipment, inventory and supplies (the "Equipment"), or if any of the foregoing are leased, then the leases thereto (to the extent that such leases are freely assignable, or if not so assignable, to the extent that any necessary consent to assignment has been obtained) that are used in the operation of the Acquired Properties, except for the Equipment identified as "Excluded" in the Disclosure Schedule;

            (d) Good and marketable title in and to all cash, down payments and escrow accounts, broker reserve accounts, accounts receivable, notes receivable, and all other receivables of


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

Sellers, in each case related to the Acquired Properties (whether short-term or long-term) from third parties (including, without limitation, all mortgage receivables, contract receivables, receivables in foreclosure, and VOI Receivables), together with any unpaid interest and other amounts accrued thereon and any security or collateral therefor, including recoverable deposits; provided, however, that all negotiable instruments and other instruments included therein shall be indorsed to Purchaser by Sellers "without recourse" and all accounts receivable, mortgage receivables, contract receivables, and VOI Receivables shall be conveyed to Purchaser without warranty as to collectability;

            (e) Good and marketable title to all other assets of Sellers related to the Acquired Properties set forth on the balance sheets included in the Interim Financial Statements of the Selling Subsidiaries, except to the extent such assets have been used or disposed of in the Ordinary Course of Business since the Interim Balance Sheet Date; provided, however, that if any asset is included on such a balance sheet only because it corresponds with a capitalized lease obligation appearing as a liability on such balance sheet, such asset shall be included in the Acquired Assets only to the extent that Purchaser properly assumes (with the consent of the lessor, if necessary) the corresponding capitalized lease obligation;

            (f) All goodwill of Sellers related to the Acquired Properties, including, without limitation all right, title, and interest of Sellers to the names "Avenue Plaza," "Coconut Malorie," and, if applicable, "Ocean Gate";

            (g) All (i) deposits of Sellers' funds with third parties, (ii) prepaid charges, (iii) fees of Sellers and (iv) all deferred charges of Sellers (to the extent that such deferred charges are properly classified as an asset and are assignable to Purchaser) as of the Effective Date, in each case as are related to the Acquired Properties;

            (h) Except as set forth on the Disclosure Schedule, all right, title, and interest of Sellers in and to the insurance policies covering the Acquired Properties or assets related to the Acquired Properties, including any liability, casualty, excess, health, dental, and workers' compensation insurance policies (collectively, "Insurance Policies") and any proceeds payable to Sellers under such Insurance Policies (excluding proceeds payable in respect of Retained Liabilities), to the extent that the same are assignable to Purchaser, or if not so assignable, to the extent that any necessary consent to assignment has been obtained;

            (i) All right, title, and interest of Sellers in and to (i) patents, trademarks, trade names, copyrights, and service marks; (ii) registrations and applications for patents, trademarks, trade names, copyrights, and service marks; (iii) trade secrets and know-how; and (iv) computer software or software programs (including source code and object code), or licenses thereto, computerized data or licenses thereto, and any related documentation, used primarily in connection with the Acquired Business, including, without limitation, the design and content of all documents utilized in the creation of Sellers' timeshare condominiums and all related sales and marketing documents, and manufacturing and other technical information relating to the Acquired Business (the "Intellectual Property"), to the extent that the same are assignable to Purchaser, or if not so assignable, to the extent that any necessary consent to assignment has been obtained;


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

            (j) All right, title, and interest of Sellers under or pursuant to all warranties, representations, and guarantees made by suppliers, manufacturers, lessors, and contractors, or affecting the Real Property comprising the Acquired Properties or the Equipment, to the extent that the same are assignable to Purchaser, or if not so assignable, to the extent that any necessary consent to assignment has been obtained;

            (k) All Permits and trade association memberships held or used by Sellers, to the extent that the same are (i) related to the Acquired Properties and (ii) assignable to Purchaser, or if not so assignable, to the extent that any necessary consent to assignment has been obtained;

            (l) All contracts, agreements, arrangements and/or commitments of Sellers, and all unfilled purchase orders, contracts, and commitments of Sellers with suppliers, contractors, and customers, including exchange contracts, declarant rights and management contracts, to the extent that the same are (i) related to the Acquired Properties and (ii) assignable to Purchaser, or if not so assignable, to the extent that any necessary consent to assignment has been obtained; provided, however, that in the case of any management contract under which any Seller performs the management duties, such Seller shall assign all of its rights and obligations under the contract to Purchaser or its designee;

            (m) Except as set forth in Paragraph 9.05, all records related to the Acquired Properties, including customer and vendor lists, and all files and documents (including credit and sales records and information) relating to customers, employees, suppliers, and vendors of Sellers, Association members, and all other business and financial records, files, books, and documents of Sellers and the Managed Associations, including without limitation, manuals and data, sales, marketing and advertising materials, sales distribution and purchase correspondence (in whatever form, whether documentary, computer storage or otherwise) (the "Records"); and

            (n) All other assets, business, properties, interests, rights, and claims owned, leased, licensed, employed or held by Sellers in connection with the business of the Acquired Properties, of every kind and description, wherever located, whether tangible or intangible, real, personal or mixed, whether or not appearing on the books of Sellers, as the same shall exist on the Effective Date, to the extent that the same are assignable to Purchaser or, if not so assignable, to the extent that any necessary consent to assignment has been obtained.

      1.02 "Acquired Business" shall mean the Acquired Companies and the businesses and operations of Sellers related to the Acquired Properties, taken as a whole, including the VOI Business, as currently conducted by Sellers relating to the Acquired Companies and the Acquired Properties.

      1.03 "Acquired Business Benefit Arrangement" shall have the meaning set forth in subparagraph 3.19(a).

      1.04 "Acquired Business Benefit Plan" shall have the meaning set forth in subparagraph

3.19(a).

      1.05 "Acquired Companies" shall mean CAI, a U.S. Virgin Island corporation, and BCI, a U.S. Virgin Island corporation; provided, however, that Acquired Companies shall include APLLC, OCCMR, CCS and/or SARDG to the extent that Purchaser elects to acquire any such entity or entities pursuant to Paragraph 2.03.

      1.06 "Acquired Properties" shall mean the Avenue Plaza property in New Orleans, Louisiana ("Avenue Plaza Property"), the Coconut Malorie property in Ocean City, Maryland ("Coconut Malorie Property"), the parcel of land and building thereon located at 2501 Pennsylvania Avenue, N.W. in Washington, D.C. ("Washington, D.C. Property"), and, if applicable, the Ocean Gate property in St. Augustine, Florida ("Ocean Gate Property"), each as described in further detail in the Disclosure Schedule; provided, however, that Acquired Properties shall not include any one or more of the foregoing to the extent that Purchaser elects to acquire the entity owning such property as part of a stock acquisition pursuant to Paragraph 2.03.

      1.07 "Affiliate" of a Person shall mean any Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified. The term "control" (including the correlative terms "controlled by" and "under common control with") as used with respect to any Person means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

      1.08 "Agreement" shall mean this Purchase Agreement, including all Exhibits and Schedules hereto.

      1.09 "Annual Financial Statements" shall have the meaning set forth in Paragraph 3.04(a).

      1.10 "APLLC" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

      1.11 "Assets" shall mean all the assets of Sellers used in the Business including without limitation the Excluded Assets and the Acquired Assets

      1.12 "Assignment Agreements" shall have the meaning set forth in subparagraph 9.04(a).

      1.13 "Association" shall mean any condominium, timeshare or homeowner association (each, an "Association" and, collectively, the "Associations").

      1.14 "Assumed Liabilities" shall mean (a) all liabilities of Sellers pursuant to the Mortgage Loans; (b) all liabilities of Sellers pursuant to the Receivables Facilities; (c) all liabilities and obligations of Sellers (i) related to the business of the Acquired Properties set forth in Sections 3.10,
3.11 or 3.18(a) of the Disclosure Schedule under an express statement (that the Purchaser has initialed) to the effect that the definition of Assumed Liabilities will include the liabilities and obligations so disclosed or (ii) to provide or pay for goods or services related to the Acquired Business that are not required to be disclosed in Sections 3.10,
3.11 or 3.18(a) of the Disclosure Schedule; (d) any obligation not disclosed in Sections 3.10, 3.11 or 3.18(a) of the Disclosure Schedule, required to be so disclosed, which Purchaser notifies Parent in writing within 180 days after the Closing that Purchaser wishes to assume; (e) all obligations of Sellers related to the Acquired Properties in respect of customer deposits for VOI purchases, whenever made, that were transferred to Purchaser at the Closing; (f) all obligations of Sellers in respect of unpaid insurance premiums for all Insurance Policies assigned to Purchaser (collectively, "Insurance Premiums"); (g) all obligations of Sellers in respect of all leases, contracts, agreements, arrangements, and commitments conveyed to Purchaser under subparagraph 1.01(l);
(h) all liabilities of Sellers to brokers for commissions on sales (whether the sale was made before or after the Effective Date), but, as to pre-Effective Date sales, only to the extent that such liability represents an obligation to pay to the broker amounts withheld by a Seller as a broker reserve and such amount is shown in Section 3.10 of the Disclosure Schedule; and (i) all obligations of Sellers in respect of construction and architectural contracts in progress (including the rights to any plans and specifications) at any of the Acquired Properties, to the extent that the same are assignable to Purchaser, or if not so assignable, to the extent that any necessary consent to assignment has been obtained; provided, however, that the Assumed Liabilities shall not include any Retained Liabilities nor any liabilities of the Acquired Companies.

      1.15 "Assumption Agreements" shall have the meaning set forth in subparagraph 9.06(b).

      1.16 "Avenue Plaza Property" shall have the meaning set forth in Paragraph 1.06.

      1.17 "BCI" shall mean Bluebeard's Castle, Inc., a U.S. Virgin Islands corporation.

      1.18 "Benefit Arrangement" shall have the meaning set forth in Paragraph 3.19(a).

      1.19 "Bulk Sales Laws" shall have the meaning set forth in Paragraph 7.09.

      1.20 "Business" shall mean the businesses and operations of Sellers, taken as a whole, including the VOI Business, as currently conducted by Sellers, whether relating to the Acquired Properties, the Acquired Companies or otherwise.

      1.21 "CAI" shall mean Castle Acquisition, Inc., a U.S. Virgin Islands corporation.

      1.22 "Cash Purchase Price" shall have the meaning set forth in subparagraph 2.06(b).

      1.23 "Cavanaugh Lenders" shall mean John Cavanaugh, William Reilly and others who loaned approximately $2.2 million to KGI in respect of the St. Thomas Properties.

      1.24 "CCS" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

      1.25 "Closing" shall have the meaning set forth in Paragraph 9.01.


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

      1.26 "Closing Adjustment Amount" shall have the meaning set forth in subparagraph 2.07(b).

      1.27 "Closing Date" shall have the meaning set forth in Paragraph 9.01.

      1.28 "Closing Financial Certificate" shall have the meaning set forth in subparagraph 2.07(a).

      1.29 "Coconut Malorie Property" shall have the meaning set forth in Paragraph 1.06.

      1.30 "Code" shall mean the Internal Revenue Code of 1986, as amended.

      1.31 "Consumer Interval Sales" shall mean sales of VOIs to third-party retail consumers and shall not include any bulk or wholesale sales to any party.

      1.32 "Contract" shall have the meaning set forth in Paragraph 3.11.

      1.33 "CSFB" shall mean Credit Suisse First Boston Mortgage Capital LLC or its Affiliates.

      1.34 "Disclosure Schedule" shall mean the disclosure schedule accompanying this Agreement and initialed by the Parties, which will be arranged in sections corresponding to the lettered and numbered paragraphs referencing such schedule contained in this Agreement.

      1.35 "DOJ" shall mean the United States Department of Justice.

      1.36 "Dwelling Units" shall have the meaning set forth in Paragraph
3.05(a).

      1.37 "Earn-Out Payment" shall have the meaning set forth in Paragraph
2.10.

      1.38 "Effective Date" shall mean February 1, 1999.

      1.39 "Encumbrance" shall mean any lien, claim, pledge, option, charge, adverse interest, security interest, mortgage, or other proscription, restriction, condition, or covenant or similar right of third parties.

      1.40 "Environmental Materials Indemnity Agreement" shall have the meaning set forth in subparagraph 9.04(l).

      1.41 "Environmental Law" shall mean any law now in effect and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.


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

      1.42 "Environmental Permit" shall mean any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

      1.43 "Equipment" shall have the meaning set forth in subparagraph 1.01(c).

      1.44 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

      1.45 "ERISA Affiliate" shall mean any person that, together with Sellers, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which Sellers are or have been a general partner.

      1.46 "Excluded Assets" shall mean the following assets, rights, interests, or properties: (a) the assets, contracts, leases and agreements designated as "Excluded" on the Disclosure Schedule; (b) unless otherwise provided by the terms of Paragraph 2.03, the VOI Receivables financed by FINOVA related to the Avenue Plaza Property; (c) all rights of Sellers as to the Acquired Assets described in subparagraphs 1.01(b), (c), (h) through (l) and (n), to the extent that (i) Sellers' obligation to assign the same is expressly conditioned on the assignability of such Acquired Assets in Paragraph 1.01, (ii) the same are by their express terms not assignable, and (iii) the consent of any third party obligor or obligee thereon required to consent to such assignment cannot be obtained by the Closing Date despite the best efforts of Sellers and Purchaser (subject to the terms of subparagraph 7.03(a) and Paragraph 7.06) to obtain such consent; and (d) any right, claim, or interest of Sellers to the proceeds of any Insurance Policies in respect of Retained Liabilities.

      1.47 "Financial Statements" shall have the meaning set forth in Paragraph 3.04(a).

      1.48 "FINOVA" shall mean FINOVA Capital Corporation.

      1.49 "FTC" shall mean the United States Federal Trade Commission.

      1.50 "Hazardous Materials" shall mean (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (b) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law

      1.51 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated under it.

      1.52 "Indemnifiable Losses" shall mean any and all direct or indirect demands, claims, payments, obligations, actions, or causes of action, assessments, losses, liabilities, costs, expenses paid or incurred, or diminutions in value of any kind or character (whether or not known or asserted before the date of this Agreement, fixed or unfixed, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or otherwise).

Indemnifiable Losses shall include penalties, interest, or any amount payable to a third party as a result of such Indemnifiable Losses. Subject to the provisions of Article X, Indemnifiable Losses shall include legal or other expenses reasonably incurred in connection with investigating or defending any claims or actions involving third parties, whether or not resulting in any liability, and all amounts paid in settlement of claims or actions in accordance with Article X.

      1.53 "Indemnitee" shall mean any Person that may be entitled to seek indemnification pursuant to the provisions of Article X.

      1.54 "Indemnitor" shall mean any Person that may be obligated to provide indemnification pursuant to the provisions of Article X.

      1.55 "Insurance Policies" shall have the meaning set forth in subparagraph 1.01(h).

      1.56 "Insurance Premiums" shall have the meaning set forth in Paragraph 1.14.

      1.57 "Intellectual Property" shall have the meaning set forth in subparagraph 1.01(i).

      1.58 "Interim Balance Sheet Date" shall have the meaning set forth in Paragraph 3.04(a).

      1.59 "Interim Financial Statements" shall have the meaning set forth in Paragraph 3.04(a).

      1.60 "IRS" shall mean the Internal Revenue Service.

      1.61 "KCHC" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

      1.62 "Land" shall have the meaning set forth in Paragraph 3.05(a).

      1.63 "Leases" shall have the meaning set forth in Paragraph 1.01(b).

      1.64 "Licenses and Permits" shall have the meaning set forth in Paragraph 3.17.

      1.65 "Managed Association" shall mean any Association that is managed by any Seller or Acquired Company in connection with the Acquired Business.

      1.66 "Mortgage Loans" shall mean the loans from CSFB or RFI to one or more of the Sellers or Acquired Companies which loans are secured by mortgages on real property used in the Acquired Business.

      1.67 "Multiemployer Plan" shall have the meaning set forth in Paragraph 3.19(a).

      1.68 "Mutual Release" shall have the meaning set forth in Paragraph
9.04(m).

      1.69 "OCCMR" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

      1.70 "Net VOI Sales" shall mean sales for which (i) a down payment of no less than 10% has been received from purchaser and (ii) all applicable closing costs have been received from purchaser; provided, however, that Net VOI Sales shall not include sales that are canceled or rescinded at any time before all applicable rescission periods have expired.

      1.71 "Ocean Gate Property" shall have the meaning set forth in Paragraph 1.06.

      1.72 "Ordinary Course of Business" shall mean in the ordinary course of the relevant Seller or Acquired Company, consistent with its past practices.

      1.73 "Parent" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

      1.74 "Party" or "Parties" shall mean those Persons who are party to this Agreement.

      1.75 "Payables Account" shall have the meaning set forth in Paragraph
2.09.

      1.76 "Permits" shall mean all governmental licenses, permits, certificates, orders, development orders, franchises, waivers, approvals and authorizations necessary for the current conduct of the Acquired Business or Acquired Company (as the case may be), including, without limitation, building permits, timeshare registrations, liquor licenses and zoning approvals.

      1.77 "Permitted Encumbrances" shall have the meaning set forth on the Disclosure Schedule hereto.

      1.78 "Person" shall mean any natural person, corporation, general partnership, limited partnership, union, association, court, agency, government, tribunal, instrumentality, commission, arbitrator, board, bureau, or other entity or authority.

      1.79 "Piggyback Registration Rights Agreement" shall have the meaning set forth in subparagraph 9.04(a).

      1.80 "Purchase and Option Agreements" shall have the meaning set forth in Paragraph 3.05(a).

      1.81 "Purchase Price" shall have the meaning set forth in Paragraph 2.06.

      1.82 "Purchaser" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

      1.83 "Purchaser Material Adverse Effect" shall mean any change in or effect on the business of Purchaser and its subsidiaries that, individually or together with all other related adverse changes and effects, is reasonably likely to be materially adverse to the business, results of operations, properties or financial condition of Purchaser and its subsidiaries taken as a whole.

      1.84 "Qualified Plan" shall have the meaning set forth in Paragraph
3.19(a).

      1.85 "Real Property" shall have the meaning set forth in Paragraph
3.05(a).

      1.86 "Receivables Facilities" shall mean the loans from CSFB or RFI to one or more of the Sellers or Acquired Companies, which such loans are collateralized by VOIs sold in the Acquired Business; provided, however, that the loan from FINOVA to APLLC secured by such receivables shall also be deemed to be a "Receivables Facility" only if Purchaser exercises its option pursuant to subparagraph 2.03(a) and FINOVA consents to such assignment.

      1.87 "Records" shall have the meaning set forth in subparagraph 1.01(m).

      1.88 "Related Agreement" shall mean the Environmental Materials Indemnity Agreement, the Piggyback Registration Rights Agreement, the Assumption Agreements, the Assignment Agreements and the Mutual Release.

      1.89 "Release" shall mean disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

      1.90 "Retained Liabilities" shall mean (a) any liability of Sellers for Taxes (except as provided in Paragraph 7.01), including without limitation Taxes on income recognized in the future on contracts for VOIs entered into prior to the Effective Date; (b) any obligation of Sellers (i) to indemnify any Person (including any of the Stockholders) by reason of the fact that such Person was a director, officer, employee, agent or fiduciary of any of Sellers or was serving at the request of any such entity as a partner, trustee, director, officer, employee, agent or fiduciary of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise) or (ii) resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law by Sellers, including without limitation those arising under Environmental Laws; (c) any liability of Sellers for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; (d) any liability or obligation of Sellers that, following the completion of the Disclosure Schedule and Purchaser's due diligence, Purchaser requests be deleted from such Disclosure Schedule and that is so removed by Sellers; (e) any liability or obligation of Sellers under this Agreement (or under any side agreement between Sellers on the one hand and Purchaser on the other hand entered into on or after the date of this Agreement); (f) the Retained Liabilities expressly designated as such on the Disclosure Schedule; (g) any liability arising under an agreement relating to the Acquired Business that requires consent for such agreement to be assigned to Purchaser, which consent cannot be obtained by the Closing Date despite the best effort of Sellers and Purchaser (subject to the terms of subparagraph 7.03(a) and Paragraph 7.06) to obtain such consent; (h) any liability described in subparagraph 3.11(p) unless the Parties expressly agree that the Purchaser shall assume such liability; and (i) any liability described in Article III, including without limitation Paragraph 3.10, 3.11 or 3.18(a) to the extent such liability accrued prior to or relates to periods prior to the Effective Date (unless such provision by its terms expressly relates to pre-Effective Date matters). No liabilities of the Acquired Companies shall be "Retained Liabilities" for purposes of this Agreement; provided, however, that Sellers and/or the Stockholders will be liable to Purchaser for any breach of representation or warranty or covenant regarding liabilities of the Acquired Companies as provided in Article X.

      1.91 "RFI" shall have the meaning ascribed to such term in the sixth recital of this Agreement.

      1.92 "RFI Advances" shall have the meaning set forth in Paragraph 2.08.

      1.93 "RFI Interim Credit Agreement" shall have the meaning set forth in Paragraph 2.08.

      1.94 "RFI Interim Loan Documents" shall have the meaning set forth in Paragraph 2.08.

      1.95 "SARDG" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

      1.96 "Securities Act" shall mean the Securities Act of 1933.

      1.97 "Securities Exchange Act" shall mean the Securities and Exchange Act of 1934.

      1.98 "Seller Benefit Arrangement" shall have the meaning set forth in Paragraph 3.19(a).

      1.99 "Seller Benefit Plan"shall have the meaning set forth in Paragraph 3.19(a).

      1.100 "Sellers" shall mean the Parent, the Selling Subsidiaries and their respective Affiliates (but excluding the Acquired Companies).

      1.101 "Sellers' Affidavit" shall mean an affidavit of Sellers in form and substance as shall be reasonably acceptable to the Parties for delivery to Purchaser and the issuer or issuers of title insurance policies on the Real Property in favor of Purchaser, with such exceptions and qualifications as shall be necessitated by the facts as they exist as of the Closing Date.

      1.102 "Sellers' Knowledge" shall mean (a) actual knowledge of all the officers of Sellers and the Acquired Companies and those employees of Parent directly responsible for the benefits and labor matters and environmental compliance of Sellers and Acquired Companies; (b) actual knowledge of those employees of the Selling Subsidiaries and Acquired Companies directly responsible for the benefits and labor matters and environmental compliance of the Selling Subsidiaries and Acquired Companies; and (c) knowledge that any of the persons described in clauses (a) or (b) above should have obtained in the reasonably prudent exercise of his or her duties; provided, however, that with regard to any events related to BCI or CAI that took place before July 23, 1998, only clause (a) above shall be applicable.

      1.103 "Seller Material Adverse Effect" shall mean any change in or effect on the business of any Seller that, individually or together with all other adverse changes and effects, is reasonably likely to be materially adverse to the business, properties, results of operations or financial condition of the Acquired Business taken as a whole.

      1.104 "Selling Subsidiaries" shall mean APLLC, OCCMR, CCS, KCHC and, if applicable, SARDG; provided, however, that Selling Subsidiaries shall not include any one or more of the foregoing to the extent that Purchaser elects to acquire the stock of such entity pursuant to Paragraph 2.03.

      1.105 "State" shall mean any state or territory of the United States, including the District of Columbia and the U.S. Virgin Islands.

      1.106 "State Governing Statutes" shall mean the statutes and regulations of Louisiana, Maryland, the District of Columbia, the U.S. Virgin Islands and, if applicable, Florida, that govern the sale and operation of VOIs.

      1.107 "State Regulatory Authorities" shall mean the government agencies governing sales of VOIs in Louisiana, Maryland, the District of Columbia, the U.S. Virgin Islands and, if applicable, Florida.

      1.108 "Stockholders" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

      1.109 "St. Thomas Properties" means, collectively, the Bluebeard's Castle, Bluebeard's Beach Club & Villas and Elysian Beach Resort properties in St. Thomas, U.S. Virgin Islands.

      1.110 "Taxes" and "Tax Returns" shall have the meanings set forth in Paragraph 3.20(a).

      1.111 "Threshold Amount" shall have the meaning set forth in Paragraph 10.03.

      1.112 "Title Insurance Report" shall mean each of the title insurance policies the Disclosure Schedule hereof describing the status of title as of the dates indicated on such schedule.

      1.113 "Unsold Inventory" shall have the meaning set forth in Paragraph 3.5(a).

      1.114 "Vacation Ownership Units" shall mean condominiums available for sale in intervals.

      1.115 "Vacation Ownership Intervals" or "VOIs" shall mean timeshare ownership intervals.

      1.116 "VOI Business" shall mean the business of developing, marketing, and managing resort properties that offer Vacation Ownership Units.

      1.117 "VOI Inventory" shall mean the VOIs owned by Sellers at any of the Acquired Properties, and consisting of those VOIs set forth on the Disclosure Schedule, all VOIs at any of the Acquired Properties recovered by Sellers through foreclosure, deed in lieu of foreclosure, or similar reconveyance on or after the Effective Date and on or prior to the Closing Date, all Vacation Ownership Units at any of the Acquired Properties completed before the Closing Date, less and except those VOIs deeded by Sellers in the Ordinary Course of Business prior to the Effective Date, and all other VOIs titled in Sellers at any of the Acquired Properties (including those which may be subject to a contract or option to purchase).

      1.118 "VOI Receivables" shall mean promissory notes, contracts for deed, mortgages and any and all related documentation evidencing the sale of VOIs by Sellers or the Acquired Companies, as the case may be, to purchasers.

      1.119 "Washington, D.C. Property" shall have the meaning set forth in Paragraph 1.06.

                                   ARTICLE II

                               PURCHASE AND SALE

      2.01 Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing and effective as of the Effective Date, Sellers shall sell, convey, transfer, assign, and deliver (or cause to be sold, conveyed, transferred, assigned, and delivered) to Purchaser, and Purchaser shall purchase, acquire, and accept from Sellers the Acquired Assets; provided, however, that the assignment and assumption of all assets and liabilities of the hotel operations of the Avenue Plaza Property shall be effective as of the Closing Date.

      2.02 Excluded Assets. Notwithstanding anything to the contrary contained in Paragraph 2.01, the Parties to this Agreement expressly understand and agree that Sellers will not sell, assign, transfer, or convey to Purchaser hereunder, and Purchaser will not purchase, any of the Excluded Assets.

      2.03 Additional Assets; Conversion to Stock Acquisition.

            (a) Purchaser shall have the option (subject to FINOVA's consent) to purchase the VOI Receivables financed by FINOVA related to the Avenue Plaza Property existing as of the Effective Date subject to the following conditions:
(i) Purchaser must exercise the option to purchase such notes receivable on or before the later of either (x) the Closing Date or (y) thirty days after the date hereof; and (ii) any negotiable instruments or other instruments included therein shall be indorsed to Purchaser by Sellers "without recourse" and all such notes receivable shall be conveyed to Purchaser without warranty as to collectability; in such event such VOI Receivables shall be deemed

"Acquired Assets" for all purposes of this Agreement;

            (b) If, as of the Closing Date, Sellers have not sold the assets or stock of SARDG to a Person reasonably acceptable to Purchaser, for cash sufficient to satisfy all of Sellers' and SARDG's obligations to RFI related to the Ocean Gate Property, or for an assumption of RFI's mortgage on the Ocean Gate Property by a Person reasonably acceptable to Purchaser, Purchaser shall acquire the Ocean Gate Property (in which case such property shall be an Acquired Property) or the capital stock of SARDG (in which case such company shall be an Acquired Company), the form of such acquisition being at Purchaser's sole discretion; provided, however, that in lieu of the foregoing, RFI may commence foreclosure proceedings pursuant to its mortgage on the Ocean Gate Property, in which event, Parent, SARDG and Stockholders shall confess and/or stipulate to a judgment of foreclosure, shall not defend against such foreclosure proceedings or judgment, and shall otherwise cooperate with and assist RFI to complete such foreclosure and to minimize the transaction costs associated with such foreclosure to the maximum extent possible;

            (c) Purchaser shall also have the option, exercisable at any time prior to Closing to convert the acquisition of any one or more of the Avenue Plaza Property, the Coconut Malorie Property, the Capital City Suites Property and/or the Ocean Gate Property into the acquisition of all of the capital stock or equity, as the case may be, of APLLC, OCCMR, CCS and/or SARDG, respectively. If Purchaser shall exercise this right as to any particular Acquired Property, such property shall cease to be an Acquired Property, and the relevant Seller shall be treated as an Acquired Company (and not as a Seller) for all purposes under this Agreement.

      2.04 Retained Liabilities and Assumed Liabilities.

            (a) Except as otherwise expressly provided in subparagraph 2.04(b), Purchaser shall not assume, discharge, or in any way be or become liable for, or be obligated in respect of, any of the debts, claims, obligations, liabilities, indebtedness, or commitments (of any kind and nature whatsoever, whether known, unknown, contingent, absolute, determined, indeterminable, or otherwise) of Sellers or in respect of the operation of the Business or of the Assets. All debts, claims, obligations, liabilities, indebtedness, or commitments of Sellers not expressly assumed by Purchaser hereunder shall continue to be the obligations of Sellers. Except as expressly provided herein, Purchaser shall have no obligations or liabilities as a "successor-in-interest" to Sellers with respect to the operations of the Acquired Business.

            (b) Purchaser shall assume and become liable for, shall pay, perform, and discharge in accordance with the terms thereof, and shall hold Sellers harmless in respect of the Assumed Liabilities; provided that, except as otherwise expressly indicated, the indebtedness, obligations and liabilities so assumed are only those arising on or after the Effective Date in respect of matters or periods occurring on or after the Effective Date); and provided, further, that the indebtedness, obligations and liabilities so assumed that arise from the hotel operations of the Avenue Plaza Property are only those arising on or after the Closing Date in respect of matters or periods occurring on or after the Closing Date.

      2.05 Stock Purchase. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, convey, transfer, assign, and deliver (or cause to be sold, conveyed, transferred, assigned, and delivered) to Purchaser, and Purchaser shall purchase, acquire, and accept from Sellers all of the capital stock of the Acquired Companies effective as of the Effective Date.

      2.06 Purchase Price.

            (a) The consideration for the Acquired Assets and the Acquired Companies (the "Purchase Price") shall be the sum of (i) the Cash Purchase Price, (ii) the Closing Adjustment Amount, (iii) the amount of the Assumed Liabilities, and (iv) the amount of the indebtedness of any Seller, Stockholder or Acquired Company to John Fager, Castle Holdings, LLC, the Cavanaugh Lenders and Christian Kjaer, to the extent that Purchasers have paid or have agreed to pay such indebtedness as of the Closing Date.

            (b) The "Cash Purchase Price" shall be $4,000,000; provided, however, that if any adjustments downward are made to the Cash Purchase Price hereunder, Sellers shall be entitled to a credit against any such adjustments in an amount equal to 75% of the loan balance of all otherwise unfunded performing VOI Receivables originating from Consumer Interval Sales at the Avenue Plaza Property to the extent that such VOI Receivables satisfy normal performance and eligibility criteria pursuant to the existing financing facility between RFI and Parent and Parent's Affiliates.

      2.07 Closing Adjustment Amount.

            (a) At least five business days prior to the Closing, Sellers and the Stockholders shall deliver to Purchaser a certificate (the "Closing Financial Certificate"), dated as of such date, setting forth their best estimate of the following items: (i) to the extent that such expenses are related to the pre-Effective Date period, expenses that are or will be paid by the Selling Subsidiaries or the Acquired Companies on or after the Effective Date and on or prior to the Closing Date; (ii) to the extent that in connection with the Acquired Business, the Selling Subsidiaries or the Acquired Companies finance, under any Receivables Facility (including, for this purpose, the FINOVA facility) existing as of the Effective Date, VOI Receivables on and after the Effective Date and on or prior to the Closing Date, which such receivables are derived from Vacation Ownership Units for which a purchase contract was executed prior to the Effective Date, the proceeds of such financing; (iii) net operating income or loss of the hotel operations of the Avenue Plaza Property on and after the Effective Date and on or prior to the Closing Date; (iv) a percentage of the amount of Net VOI Sales made at the Acquired Properties or by the Acquired Companies on and after the Effective Date and on or prior to the Closing Date (which percentage shall be the corporate overhead allocated by Parent to the Selling Subsidiaries and the Acquired Companies as a percentage of Net VOI Sales not to exceed 6.5%); (v) the amount of operating cash held by each of the Acquired Properties and Acquired Companies as of February 1, 1999 (as reflected in the schedule supplied to Purchaser on February 15, 1999); and (vi) the amount of cash held as timeshare deposit escrows (as reflected in the schedule supplied to Purchaser on February 15, 1999) to the extent that the recission periods for the underlying contracts have expired and Sellers are under no obligation to refund such amounts to the relevant purchasers. Such Closing Financial Certificate shall specify the items set forth in this subparagraph 2.07(a) separately for each of the Acquired Properties and each of the Acquired Companies.

            (b) The "Closing Adjustment Amount" shall be the amount (but not less than zero) obtained by taking the amount specified in clause (a)(i) of this Paragraph and deducting therefrom the amounts specified in clauses (a)(ii) -
(vi). Sellers will use their best efforts to cause the officers and employees of the Acquired Companies to cooperate with Purchaser prior to Closing in furnishing information, documents, evidence and other assistance necessary for Purchaser to verify the accuracy of the Closing Adjustment Amount.

            (c) The Parties intend that the provisions of this Paragraph 2.07 shall have the effect such that Purchaser will receive all benefits and assume all liabilities as set forth in this Agreement accruing on and after the Effective Date, except benefits and liabilities related to the hotel operations at the Avenue Plaza Property, which will not accrue to or be assumed by Purchaser until the Closing Date. An example of this adjustment is set forth as Exhibit A hereto.

      2.08 Advances. On January 29, 1999, Purchaser caused its subsidiary, RFI, to advance to Parent the sum of $202.313.00 (the "First RFI Advance") under that certain Loan and Security Agreement between RFI and Parent dated as of January 29, 1999, as amended by that letter agreement dated as of February 4, 1999 (the "RFI Interim Credit Agreement"). No later than the close of the next business day following the date hereof, Purchaser shall cause its Affiliate, RFI, to advance to Parent an additional $633,000 under the RFI Interim Credit Agreement (from which RFI may deduct and retain $133,000 then owed to it), which $633,000 will exclude any funding in the ordinary course under any existing line of credit between Parent and RFI on or after the Effective Date and on or prior to the Closing Date (the "Second RFI Advance," and together with the First RFI Advance, the "RFI Advances"). The RFI Advances are secured by a promissory note and the pledge by KCHC of all the stock in BCI and CAI (together with the RFI Interim Credit Agreement and the notes, pledges and collateral referred to in the following sentence, the "RFI Interim Loan Documents"). In addition, Sellers shall provide RFI with the following additional assets as security for the RFI
Advances: a pledge of all collateral separately pledged to RFI pursuant to any Mortgage Loan or Receivable Facility between RFI and Parent or one or more of its Affiliates (together with the promissory note and the pledged stock in BCI and CAI, the "RFI Advance Collateral"). BCI, CAI, OCCMR and SARDG agree that a default under the RFI Interim Credit Agreement shall also constitute an Event of Default as defined in the respective separate financing facilities between each of them and RFI. As of the Closing, (a) RFI shall release its interest in any of the RFI Advance Collateral that is not part of the Acquired Business and (b) the amount of the RFI Advances shall be included in the Purchase Price as set forth in Paragraph 2.06.

      2.09 Payables Account. On the Closing Date, Purchaser shall cause RFI to deposit a sum equal to one-third of the difference between (i) the Cash Purchase Price and (ii) the sum of the Closing Adjustment Amount and the RFI Advances into an escrow account to be established by Purchaser's counsel (the "Payables Account"). Purchaser shall make further deposits of an equivalent sum on the 30th day and 60th day after the Closing Date. Purchaser will make direct payments from the Payables Account to those vendors of Sellers set forth in the Disclosure Schedule up to the amounts available in the Payables Account on the following dates: (a) the Closing Date, (b) the 30th day after the Closing Date, and (c) the 60th day after the Closing Date. The contents of the Disclosure Schedule with regard to the Payables Account vendors and the timing of such payments shall be proposed by Parent, subject to Purchaser's approval (which will not be unreasonably withheld) and may be supplemented or amended by the Parties as necessary until no later than two days prior to the Closing Date; provided, however, that Purchaser shall have the right to disburse funds from the Payables Account to meet any liabilities for Taxes, utilities, accrued wages, commissions, or other items that have not been assumed by Purchaser and that could, in the reasonable judgment of Purchaser, result in a lien on any of the Acquired Properties or the interruption of the Acquired Business; and provided further, that Purchaser shall have the right to disburse funds from the Payables Account into another escrow account maintained by Purchaser for the purpose of paying any Taxes of any kind that may be owed for periods prior to Closing with respect to any of the Acquired Properties or the Acquired Business, with any excess from such escrow amount to be applied to payment of Sellers' other accounts payables.

      2.10 Earn-Out Payment. If, at the conclusion of the one-year period beginning on April 1, 1999 and ending on March 31, 2000, the Acquired Business has generated at least $6,000,000 in after-tax earnings during such one-year period, Purchaser will issue to Parent 250,000 shares of Purchaser's common stock ("Earn-Out Payment"). To the extent that the Acquired Business generates less than $6,000,000 in after-tax earnings during such period, the Earn-Out Payment shall be that percentage of 250,000 shares which is proportionate to the actual after-tax earnings achieved divided by $6,000,000. For example, if the Acquired Business generates $4,500,000 in after tax revenue between April 1, 1999 and March 31, 2000, Purchaser will issue to Parent 187,500 shares of its common stock (i.e., 75% of 250,000). Such shares shall bear restrictive legends appropriate for stock issued privately and subject to Rule 144. If Purchaser shall issue any of its common stock pursuant to this Paragraph, Purchaser and Parent shall execute the Piggyback Registration Rights Agreement.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE
                                  STOCKHOLDERS

      To induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, each Seller and Stockholder, jointly and severally, represents and warrants to Purchaser as follows:

      3.01 Organization.

            (a) Each Seller and Acquired Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, is duly qualified to do business and in good standing as a foreign corporation in the jurisdictions where its assets or the conduct of its business requires such qualification (except where the failure to so qualify would not have a Seller Material Adverse Effect) and has the full power and authority to own its properties and assets and to carry on lawfully its business as currently conducted. Except as set forth on the Disclosure Schedule and except for the Acquired Companies, (i) Sellers do not own, directly or indirectly, the stock of any corporation engaged in the Acquired Business, and
(ii) no Seller is a partner in any partnership or owner of any other entity (excluding Associations) engaged in the Acquired Business.

            (b) Except as set forth in the Disclosure Schedule hereto, there are no Associations for any of the Acquired Properties or the resorts owned by the Acquired Companies. To Sellers' Knowledge, each Association is organized and validly existing under the laws of the state of its organization, is duly qualified and in good standing, with full power and authority to own its properties and assets and to carry on lawfully its business as currently conducted in all material respects. With respect to the Managed Associations, except as set forth on the Disclosure Schedule, to Sellers' Knowledge, no Managed Association is insolvent or has many material funding deficiency and each Managed Association has been and is currently being operated in accordance with applicable governing documents and applicable law.

      3.02 Articles of Incorporation, Bylaws and Agreements. A true, complete and correct copy of the articles of incorporation, bylaws or other organizational documents of each Seller and Acquired Company, together with all amendments thereto, have been delivered to Purchaser, as set forth on the Disclosure Schedule hereto. There are no agreements by and between or among Sellers, the Acquired Companies or any Association imposing any restrictions upon the transfer of, or otherwise pertaining to, the Acquired Business.

      3.03 Authorization. Each Seller and (to the extent a party thereto) Stockholder has full legal right, capacity, power and authority to enter into this Agreement and each Related Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Sellers of this Agreement and the Related Agreements and the actions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and this Agreement and (upon their execution) each of the Related Agreements constitute or will constitute valid and binding obligations of Sellers and (to the extent they are Parties hereto) the Stockholders, enforceable against such persons in accordance with their terms.

      3.04 Financial Statements and Absence of Changes.

            (a) True and complete copies of the balance sheet of (i) APLLC for each of its three fiscal years ended December 31, 1996 (audited), 1997, (audited) and 1998, (ii) BCI for each of the three fiscal years ended as of September 30, 1996 (reviewed), 1997 (reviewed) and 1998 (audited), and (iii) OCCMR, CAI, CCS and SARDG for the fiscal year ended December 31, 1998, and the related statements of income, retained earnings and changes in financial position of such entity, together with all related notes and schedules thereto, accompanied by the reports thereon (collectively referred to herein as the "Annual Financial Statements") are to be delivered to Purchaser no later than ten days after the date hereof; provided, however, that if the 1998 audit of BCI is not complete by such date, Sellers will deliver unaudited financials together with a draft audit report that explains what aspects of the audit have not yet been completed and will deliver 1998 audited financial statements of BCI as soon as they are prepared. Except as specifically noted, the Annual Financial Statements are neither audited nor reviewed. True and complete copies of the balance sheet of BCI for the three months ended December 31, 1998, and the related statements of income, retained earnings and changes in financial position of BCI, together with all related notes and schedules thereto, accompanied by the reports thereon (collectively referred to herein as the "Interim Financial Statements" and, together with the Annual Financial Statements, the "Financial Statements") have been delivered to Purchaser. The Financial Statements (i) present fairly in all material respects the financial condition, results of operations, and cash flows of the business of each of the Acquired Properties and the Acquired Companies as of the dates thereof or for the periods covered thereby, (ii) were prepared, in the case of audited statements, in accordance with GAAP and, in the case of other statements, in material respects consistent with GAAP, applied on a basis consistent with the past practices of the Selling Subsidiary or Acquired Company, as applicable, (iii) were prepared in accordance with the books of account and other financial records of the Selling Subsidiary or Acquired Company, as applicable, and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of each such business and the results of the operations, and cash flows thereof as of the dates thereof or for the periods covered thereby. For the purposes of this Agreement, the "Interim Balance Sheet Date" shall mean December 31, 1998.

            (b) The books of account and other financial records of each Selling Subsidiary and each Acquired Company: (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Selling Subsidiary or Acquired Company, as applicable, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices. Except as set forth in the Disclosure Schedule hereto, since December 31, 1998, there has not been any change in or effect on any Acquired Property or any Acquired Company that, individually or together with all other adverse changes and effects, is reasonably likely to be materially adverse to the business, properties, results of operations or financial condition of the Acquired Business taken as a whole.

      3.05 Title to and Condition of Assets and Property.

            (a) As of the date hereof, the Disclosure Schedule hereto sets forth
(i) a description of all real property which comprises the Acquired Properties or is owned by the Acquired Companies (the "Real Property" or "Real Properties"), which description includes (A) the land comprising the Real Property and all buildings, improvements, structures, and fixtures located thereon, and all easements, rights-of-way, benefits, hereditaments, and appurtenances thereto (the "Land"); (B) all condominium, undivided interests and other dwelling units which have been constructed on the Land (the "Dwelling Units"), including all Dwelling Units which have been dedicated to timeshare regimes and which have not been dedicated to timeshare regimes, as well as a list of all timeshare interests therein which have not been sold and which are owned by Sellers and/or the Acquired Companies as of five business days prior to the date hereof (the "Unsold Inventory"); (C) all construction in progress of Sellers on the Real Property as of the date hereof; and

(D) all rights, if any, of Sellers to reclaim, to retake, or to have conveyed to it any of the foregoing; and (ii) a list of all material real property Leases, pursuant to which Sellers and/or the Acquired Companies uses or occupies real property (in the case of Sellers, in connection with the Acquired Properties), true, correct and complete (in all material respects) copies of which have been delivered to Purchaser. As of the date hereof, except as set forth on the Disclosure Schedule hereto, neither Sellers nor the Acquired Companies owns any interest in any real property or any leasehold interest therein and has not entered into any agreements to acquire additional Real Property ("Purchase and Option Agreements") (in the case of Sellers, in connection with the Acquired Properties). Sellers and the Acquired Companies have good title to all Real Property, including Unsold Inventory, and good title to all other assets reflected in the Financial Statements or currently owned and (in the case of Sellers, used in the operation of the Acquired Properties), and such Real Property and other assets are free and clear of all material liens (except for liens for taxes that are (i) not yet due and payable or (ii) being contested in good faith by proper proceedings, and in each case as to which appropriate reserves are being maintained), claims, charges, security interests, purchase options, or other material Encumbrances, except for the Encumbrances described on the Disclosure Schedule hereto or set forth on the title policies (other than general exceptions) listed on the Disclosure Schedule hereto attached hereto.

            (b) Except as noted on the Disclosure Schedule hereto, with respect to the Leases and the Purchase and Option Agreements, there is no material breach or event of default on the part of Sellers or the Acquired Companies which would have a Seller Material Adverse Effect. The Leases and the Purchase and Option Agreements are in full force an effect and, to Sellers' Knowledge, are valid and enforceable against the parties thereto in accordance with their terms (subject to bankruptcy, insolvency and other similar laws or equitable principles relating to, affecting or qualifying the rights of creditors generally) and all rental and other payments currently due under each of the Leases and all option and other payments currently due under each of the Purchase and Option Agreements have been duly paid or are outstanding for fewer than 30 days.

            (c) There is no pending or, to Sellers' Knowledge threatened condemnation, eminent domain or similar proceeding with respect to any Real Property.

            (d) Neither Sellers nor the Acquired Companies have granted any outstanding options or rights of first refusal to purchase or lease any of the Real Property, or any portion thereof or interest therein, except as noted in the Disclosure Schedule hereto.

            (e) Except as set forth on the Disclosure Schedule, no portion of the Real Property or any interest of Sellers or the Acquired Companies therein has been alienated, encumbered, conveyed or otherwise transferred after the Interim Balance Sheet Date except for Consumer Interval Sales and the financing thereof in the Ordinary Course of Business consistent with past practice (as permitted by Paragraph 5.02(a)(xi)) and borrowings on currently existing construction loans. Except as set forth on the Disclosure Schedule hereto, there are no agreements (whether or oral or written) to sell, convey or transfer any VOIs, except sales and financing of VOIs in the Ordinary Course of Business.

            (f) Sellers have made or caused to be made available to Purchaser true and complete copies of each deed for each parcel of Real Property and all the title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, permits, other title documents and other documents relating to or otherwise affecting the Real Property, the operations of Sellers or the Acquired Companies thereon or any other uses thereof. Each Seller and Acquired Company, as the case may be, is in peaceful and undisturbed possession of each parcel of Real Property and to Sellers' Knowledge there are no contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which they are currently being used.

            (g) With respect to each of the Leases constituting part of the Real
Property:

                  (i) except as otherwise disclosed in the Disclosure Schedule with respect to each such lease or sublease: (A) no Seller nor any Acquired Company has received any notice of cancellation or termination under such lease or sublease and no lessor has any right of termination or cancellation under such lease or sublease except as set forth therein, (B) no Seller nor any Acquired Company has received any notice of a breach or default under such lease or sublease, which breach or default has not been cured, and (C) no Seller nor any Acquired Company has assigned or sublet all or any portion of its interest under such Leases, except in connection with a collateral assignment thereof; and

                  (ii) no Seller nor any Acquired Company nor (to Sellers' Knowledge) any other party to such Lease or sublease, is in breach or default in any material respect, and, to Sellers' Knowledge, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such Lease or sublease.

            (h) Except as disclosed on the Disclosure Schedule, all the Real Property is occupied under a current certificate of occupancy or similar permit, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy.

      3.06 Intellectual Property. Except as set forth on the Disclosure Schedule hereto, neither Sellers nor the Acquired Companies has any Intellectual Property (in the case of Sellers, in connection with the Acquired Properties). To Sellers' Knowledge, Sellers' and the Acquired Companies' use and ownership of the Intellectual Property and the operation of the Acquired Business do not conflict with the proprietary or intellectual property rights of any other Person. There are no pending, nor to Sellers' Knowledge, threatened claims of infringement upon the rights to any Intellectual Property referred to on the Disclosure Schedule hereto of others or, except as set forth on the Disclosure Schedule hereto, any agreements or undertakings with respect to any such rights. Except as set forth on the Disclosure Schedule, no other Person has any rights to any of the Intellectual Property, and to Sellers' Knowledge no other Person is infringing, violating or misappropriating any of the Intellectual Property. Purchaser and/or its subsidiaries will not cease to own or have the right to use, as applicable, any of the Intellectual Property by reason of the execution and performance of this Agreement and consummation of the transactions contemplated hereby. Except as set forth on the

Disclosure Schedule, neither Sellers nor the Acquired Companies have any obligations to compensate any Person for the use of any Intellectual Property.

      3.07 Insurance. The Disclosure Schedule hereto sets forth a list of all policies of insurance which insure the Acquired Business setting forth the types and amounts of coverage. Each of such policies is current and in full force and effect and no Seller nor any Acquired Company has received notice of default under, or notice of intended cancellation or nonrenewal of, any such policies.

      3.08 Environmental Matters. Except as noted on the Disclosure Schedule hereto and except for violations which would not have a Seller Material Adverse
Effect: (i) each Seller and Acquired Company has conducted and is conducting the Acquired Business in substantial compliance with all applicable Environmental Laws and has all Permits necessary for the operation of its respective business as presently conducted, (ii) neither Sellers nor the Acquired Companies nor (to Sellers' Knowledge) any other Person has Released Hazardous Materials on any of the Real Property, (iii) no Seller nor any Acquired Company has received any written notice that it is the subject of any pending or threatened investigation or inquiry by any governmental authority, or subject to any remedial obligations under any Environmental Laws with respect to any of the Real Property, (iv) no Hazardous Materials have been disposed of, released or transported in violation of any applicable Environmental Law to or from any of the Real Property and (v) no Seller nor any Acquired Company nor any of the Real Property is subject to any material liabilities relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any applicable Environmental Laws.

      3.09 Minute and Stock Books; Records. The minute books of Sellers and the Acquired Companies have been made available to Purchaser and contain accurate records of all meetings held and reflect all other material corporate or similar actions of the respective shareholders, directors, partners and members and committees thereof (in the case of Sellers, concerning the Acquired Properties). The copies of the corporate charter, bylaws or other organization documents which are contained in or kept with said minute books are true, complete and correct and contain all amendments thereto duly adopted and in force. The respective stock or other interests transfer records maintained by each of the Acquired Companies, and each Selling Subsidiary engaged in the Acquired Business, have been made available to Purchaser, are complete, and accurately disclose all issuances and transfers of stock or other interest of each of such Acquired Companies and Selling Subsidiaries.

      3.10 Liabilities. There are no material liabilities of any Seller or any Acquired Company (in the case of Sellers, related to the Acquired Properties), except (a) as set forth on the Disclosure Schedule hereto or (b) incurred since the Effective Date in the Ordinary Course of Business and which do not and are not reasonably likely to have a Seller Material Adverse Effect. For purposes of this Paragraph 3.10 "material" means in excess of $10,000 individually or $100,000 in the aggregate; provided, however, that any liabilities to salespeople in respect of their reserve accounts shall be included on the Disclosure Schedule without respect to the amount of such liabilities.

      3.11 Contracts. Except as set forth in the Disclosure Schedule hereto or as disclosed pursuant to Paragraph 3.10 or 3.18, as of the Effective Date no Seller nor any Acquired Company is a party to or bound by any of the following (in the case of Sellers, with respect to the Acquired Properties) (each a "Contract" and collectively the "Contracts") and true, correct and complete copies of which referenced items have previously been delivered to Purchaser:

            (a) any contract for the purchase or sale of services, equipment, inventory, materials, supplies, or any capital item or items (the cost or expense of which is more than $10,000 in any single instance or which cannot be terminated without penalty on 90 days or less notice), or supply agreements with the federal government or any state or local government or any agency thereof;

            (b) any loan agreements, indentures, mortgages (other than mortgages securing VOI Receivables), notes (other than VOI Receivables), capital leases or other instruments relating to the borrowing of money (or guarantees thereof);

            (c) any licenses, leases or other agreements to provide or acquire services or goods related to the timeshare industry;

            (d) any contracts relating to the sale, hypothecation or factoring of accounts receivable, notes receivable (including VOI Receivables) or servicing of such receivables;

            (e) any instruments or agreements relating to indebtedness by way of lease-purchase agreements, conditional sale, guarantee or other undertakings on which others rely in extending credit, any joint venture agreements or any chattel mortgages or other security agreements not otherwise disclosed;

            (f) any agreements or contracts between an Acquired Company or Selling Subsidiary, on the one hand, and Parent, any Affiliate thereof, or any director, officer, employee or shareholder of Parent or such Affiliate (or any relative, beneficiary, spouse or affiliate of such person) on the other, including any intercompany debt;

            (g) any joint venture, "partnering" and similar agreements or understandings;

            (h) any agreements relating to the management of, or provision of management services to, the Acquired Business;

            (i) any broker, distributor, dealer, franchise, agency, sales promotion, market research, marketing consulting and advertising agreements to which Sellers, the Acquired Companies or any of their Affiliates is a party;

            (j) any management contracts and contracts with independent contractors or consultants (or similar arrangements) to which Sellers, the Acquired Companies, or any of their Affiliates is a party and which are not cancelable without penalty or further payment and without more than 30 days' notice;

            (k) any contracts and agreements with the federal government or any state or local government or any agency thereof to which Sellers, the Acquired Companies, or any Affiliate is a party;

            (l) any contracts and agreements that limit or purport to limit the ability of Sellers or the Acquired Companies to compete in any line of business or with any Person or in any geographic area or during any period of time;

            (m) any obligation running with the Real Property used in the Acquired Business, including any development order;

            (n) any obligations of Sellers or the Acquired Companies to provide any developer guaranty or promised improvement in connection with the Acquired Business or to provide any subsidy to an Association;

            (o) any obligations of Sellers or the Acquired Companies in respect of unexpired express, implied, and statutory warranties, or warranties contained in the rules of any State Regulatory Authority, in each case arising out of Vacation Ownership Unit construction completed or commenced at any of the Acquired Properties or the Acquired Companies prior to the Effective Date;

            (p) any master equipment lease or similar agreement for the provision of goods or services to more than one subsidiary of Parent that relates at least in part to the Acquired Business; or

            (q) any other contracts and agreements whether or not made in the Ordinary Course of Business, which are material to Sellers or the Acquired Companies (in the case of Sellers, in the conduct of the business of the Acquired Properties) or the absence of which would have a Seller Material Adverse Effect; provided, however, that for purposes of this subparagraph 3.11(q), "material" means in excess of $10,000 individually or $100,000 in the aggregate.

Except as set forth in the Disclosure Schedule hereto, no Seller nor any Acquired Company is in material breach of any provisions of, or is in material violation or default under the terms of, any Contract. The Disclosure Schedule contains a list of all the Contracts that are used in the operation of the Acquired Business.

      3.12 Litigation and Compliance. Except as set forth on the Disclosure Schedule hereto, there is no litigation, suit, claim, action, arbitration, administrative proceeding, or, to Sellers' Knowledge, investigation of Sellers or the Acquired Companies or the operation of any of their businesses (in the case of Sellers, in the conduct of the business of the Acquired Properties) pending before any court, arbitrator, administrative agency or other governmental authority or, to Sellers' Knowledge, threatened against Sellers or the Acquired Companies, by or before any court, arbitrator, administrative agency or other governmental authority. Except as otherwise set forth in this

Agreement and except where such non-compliance would not have a Seller Material Adverse Effect, Sellers and the Acquired Companies (in the case of Sellers, in the conduct of the business of the Acquired Properties) are in compliance in all material respects with all laws including, without limitation, all laws regarding the advertising, marketing, offer to sell, or sale of VOIs in each State and local jurisdiction in which Sellers and the Acquired Companies are doing business and there is no order, writ, injunction or decree of any court, arbitrator, administrative agency or other governmental authority materially affecting the operations or the business of Sellers, the Acquired Companies or the transactions contemplated hereby.

      3.13 Non-Contravention; Conflicts.

            (a) Except as described on the Disclosure Schedule the execution and delivery of this Agreement and the Related Agreements, the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions of this Agreement and the Related Agreements by Sellers, the Acquired Companies and the Stockholders (in each case to the extent each is a party thereto) will not conflict with, or result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any material obligation of or to a loss of a material benefit under or result in the creation of any lien upon any of the properties or assets of Sellers, the Acquired Companies (in the case of Sellers, related to the Acquired Properties) under, (i) the organizational documents of Sellers and the Acquired Companies,
(ii) any material loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulations applicable to Sellers or the Acquired Companies or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or liens that individually or, in the aggregate, would not (x) constitute a Seller Material Adverse Effect or (y) prevent the consummation of the transactions contemplated hereby.

            (b) The execution and delivery of this Agreement by Sellers and the Stockholders do not, and the performance of this Agreement by Sellers, the Acquired Companies and the Stockholders will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of HSR, the Securities Act, the Securities Exchange Act, "blue sky" laws, and the National Association of Securities Dealers, Inc., and
(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated hereby or otherwise prevent Sellers, the Acquired Companies or the Stockholders from performing their obligations under this Agreement, and would not, individually or in the aggregate, have a Seller Material Adverse Effect.

      3.14 Capital Stock of the Company. The authorized capital stock of Bluebeard's Castle, Inc. consists of 5,000,000 shares of common stock, two-tenths of one cent par value, of which one share is issued and outstanding, and no shares of preferred stock. The authorized capital stock of Castle Acquisition, Inc. consists of 100 shares of common stock, no par value, of which 100 shares are issued and outstanding, and no shares of preferred stock. All of the issued and outstanding shares of the capital stock of the Acquired Companies have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by KCHC or Parent, free and clear of all Encumbrances. All of the issued and outstanding shares of the capital stock of the Acquired Companies were offered, issued, sold and delivered in compliance with all applicable local, state and federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights. There are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of any Acquired Company.

      3.15 Transactions in Capital Stock. Except as set forth on the Disclosure Schedule, no option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate any Acquired Company to issue, sell or otherwise become outstanding any shares of capital stock. No Acquired Company has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the acquisition of the capital stock of the Acquired Companies, Purchaser will be the record and beneficial owner of all outstanding capital stock of each such companies and the rights to acquire capital stock of each such company.

      3.16 Subsidiaries Stock.

            (a) Except as set forth on the Disclosure Schedule, no Acquired Company has any subsidiaries.

            (b) Except as set forth on the Disclosure Schedule, no Acquired Company presently owns, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is any Acquired Company, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

      3.17 Licenses, Permits and Required Consents. Sellers and the Acquired Companies have all Permits necessary to conduct their businesses as currently conducted (in the case of Sellers, in connection with the Acquired Properties), including, but not limited to licenses and other permits required by federal, state and local laws (i) to sell VOIs in the States and local jurisdictions in which the Acquired Properties and Acquired Companies are located, as well as all other State and local jurisdictions in which the VOIs are being advertised, marketed and sold, and (ii) to occupy and operate the Real Property (collectively, "Licenses and Permits"). A list of the Licenses and Permits is set forth on the Disclosure Schedule hereto, true, correct and complete copies of which have previously been delivered to Purchaser. Except as would not have a Seller Material Adverse Effect, all Licenses and Permits are in full force and effect, and no material violations have been made in respect thereof and no proceeding is pending which is likely to have the effect of revoking or limiting any such Licenses and Permits. The execution and delivery of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions of this Agreement and the Related Agreements by Sellers, Acquired Companies and the Stockholders will not conflict, or result in any violation of or default under any License or Permit.

      3.18 Labor and Employment.

            (a) The Disclosure Schedule sets forth a complete and correct list of (i) any executive severance agreements, non-competition and retainer agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee stock option or stock purchase plans, employee stock ownership plans and group life, health and accident insurance and other employee benefit or welfare plans, agreements or arrangements and (ii) each person whom, as of the Effective Date, Sellers or the Acquired Companies employ in connection with the Acquired Business, including each active employee and each employee classified as inactive as a result of disability, leave of absence, layoff, or other absence, and who earned more than $35,000 in 1998. With respect to such persons, the Disclosure Schedule includes the positions, 1998 compensation (and the portions attributable to salary, bonus, and other compensation, respectively), the current rate of compensation (with the same portions specified), the wages for the most recent payroll period and any employment, consulting or similar agreements to which such person is a party. The Disclosure Schedule also lists the accrued vacation liability of Sellers and Acquired Companies with respect to the Acquired Business as of the Interim Balance Sheet Date.

            (b) With respect to employees of and service providers to Sellers and Acquired Companies:

                  (i) Sellers and Acquired Companies are complying and have complied in all respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and no claims or investigations are pending or, to the Sellers' Knowledge, threatened with respect to such laws, either by private individuals or by governmental agencies;

                  (ii) Sellers and Acquired Companies have not and are not engaged in any unfair labor practice, and there is not now, nor within the past three years has there been, any unfair labor practice complaint against Sellers or Acquired Companies pending or, to the Sellers' Knowledge, threatened before the National Labor Relations Board or any other comparable authority;

                  (iii) Except has set forth in the Disclosure Schedule, no labor union represents or has ever represented Sellers' or Acquired Companies' employees, no collective bargaining agreement is or has been binding and in force against Sellers or Acquired Companies, Sellers and the Acquired Companies are not negotiating such an agreement, and no labor representation organization effort exists nor has there been any such activity within the past five years;

                  (iv) No labor strike, lock-out, slowdown or work stoppage is or has ever been pending or threatened against or directly affecting Sellers or the Acquired Companies, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships is pending, and no claims therefor exist or have, to the Sellers' Knowledge, been threatened; and

                  (v) Except as set forth in the Disclosure Schedule, all employees of Sellers and Acquired Companies in the Acquired Business are employed on an at-will basis, and Sellers or the Acquired Companies may terminate them without cause and without penalty or liability. All individuals who are or were performing services and are or were classified by Sellers or Acquired Companies as "independent contractors" for tax purposes qualify or qualified for such classification, and Sellers and Acquired Companies have fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

      3.19 Employee Benefit Plans.

            (a) Definitions.

                  (i) "Seller Benefit Arrangement" means any Benefit Arrangement Sellers or Acquired Companies sponsor or maintain with respect to which Sellers or Acquired Companies have or may have any current or future liability (whether actual, contingent, with respect to any of its assets or otherwise). "Acquired Business Benefit Arrangement" means any Seller Benefit Arrangement with respect to any present or former directors, employees, or agents of Sellers or Acquired Companies with respect to the Acquired Business. References to "Acquired Business Benefit Arrangement" do not connote that Purchaser is acquiring or assuming such plans. "Benefit Arrangement" means any benefit arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits, (other than simply as salary and other than Plans), as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

                  (ii) "Seller Benefit Plan" means any Plan for which Sellers or Acquired Companies are or have been the "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or any Plan Sellers or Acquired Companies have maintained or to which Sellers or Acquired Companies are obligated to make payments or has or may have any liability. "Acquired

      Business Benefit Plan" means any Seller Benefit Plan with respect to any present or former employees of Sellers or Acquired Companies with respect to the Acquired Business. Acquired Business Benefit Plan also includes any such Plan terminated since January 1, 1989. References to "Acquired Business Benefit Plan" do not connote that Purchaser is acquiring or assuming such plans. "Multiemployer Plan" means any plan described in
      Section 3(37) of ERISA. "Plan" means an employee benefit plan as defined in Section 3(3) of ERISA, whether or not otherwise exempt from the application of that section by another provision of ERISA. "Qualified Plan" means any Acquired Business Benefit Plan that meets, purports to meet, or is intended to meet the requirements of Section 401(a) of the Code, including any previously terminated Plan.

            (b) The Disclosure Schedule contains a complete and accurate list of all Acquired Business Benefit Plans and Acquired Business Benefit Arrangements. The Disclosure Schedule identifies all Acquired Business Benefit Plans that (i) are Qualified Plans or (ii) provide for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, other than coverage or benefits that meet only the requirements of Part 6 of Title I of ERISA or Section 4980B(f) of the Code ("COBRA") where the participant or beneficiary pays 100% of the cost of such coverage or benefits.

            (c) With respect to Plans and Benefit Arrangements:

                  (i) The Disclosure Schedule contains the name of the only Qualified Plan (the "Sellers' 401(k) Plan") and neither the Sellers nor the Acquired Companies have ever maintained or contributed to any other Qualified Plan. The Sellers' 401(k) Plan qualifies and has always qualified under Section 401(a) of the Code, and any trusts maintained for that plan are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the design or operation of the Qualified Plan that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty, or tax under ERISA or the Code;

                  (ii) No Seller nor any Acquired Company nor any ERISA Affiliate thereof has ever sponsored or maintained, or had any obligation to sponsor or maintain, or had any liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any Plan subject to Section 302 of ERISA or Section 412 of the Code or to Title IV of ERISA or any Multiemployer Plan; neither the execution and delivery of this Agreement by Sellers nor the consummation of the transactions contemplated hereby will result in a "complete withdrawal" or a "partial withdrawal" (as defined in Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan so as to result in a liability, contingent or otherwise, of the Acquired Business or the Purchaser; and (iii) no Seller nor any Acquired Company has liability (whether actual or contingent, with respect to any of their assets or otherwise) with respect to its, any predecessor's, or any current or former ERISA Affiliate's participation in a Multiemployer Plan or any other plan covered by Title IV of ERISA.

                  (iii) Sellers have delivered true, correct and complete copies all of the following documents with respect to all Acquired Business Benefit Plans and Acquired Business Benefit Arrangements to Purchaser: (A) all plan or arrangement documents, including but not limited to trust agreements, insurance policies, service agreements and formal and informal amendments to each; (B) the most recent Forms 5500 or 5500C/R and any attached financial statements, and those for the prior three years; (C) the last IRS determination letter, the last IRS determination letter that covered the qualification of the entire plan (if different), and the materials Sellers or the Acquired Companies submitted to obtain those letters; (D) summary plan descriptions, summaries of material modifications, and any prospectuses that describe the Acquired Business Benefit Arrangements or Acquired Business Benefit Plans; (E) written descriptions of all non-written agreements relating to any such plan or arrangement; (F) all reports submitted within the three years preceding the Effective Date by third-party administrators, actuaries, investment managers, consultants, or other independent contractors; (G) all notices that the IRS, Department of Labor or any other governmental agency or entity issued to Sellers or the Acquired Companies within the four years preceding the Effective Date; and (H) employee manuals or handbooks containing personnel or employee relations policies;

                  (iv) Each Acquired Business Benefit Plan and Acquired Business Benefit Arrangement has been maintained in accordance with its constituent documents and with all applicable provisions of the Code, ERISA, and other laws, including federal and state securities laws; Sellers or other sponsor has made all amendments and taken all actions required to bring the Acquired Business Benefit Plans into conformity with the applicable provisions of ERISA, the Code, and other applicable laws, except to the extent applicable law does not require such amendments or actions to be made or taken until after the Closing Date; Sellers, the Acquired Companies, and plan fiduciaries have fully and completely satisfied all reporting and disclosure requirements of ERISA and the Code with respect to each Acquired Business Benefit Plan and Acquired Business Benefit Arrangement; with respect to each Acquired Business Benefit Plan, there has occurred no non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code) or transaction prohibited by Section 406 of ERISA, or breach of any fiduciary duty described in Section 404 of ERISA; neither Sellers nor any Acquired Company has made any statement, either written or oral, to any person with regard to any Acquired Business Benefit Plan or Acquired Business Benefit Arrangement that was not in accordance with the Acquired Business Benefit Plan or Acquired Business Benefit Arrangement and that could have an adverse economic consequence to the Acquired Business; no Acquired Business Benefit Plan contains any security issued by Sellers, the Acquired Companies, or any ERISA Affiliate; and no event has occurred prior to the Effective Date in connection with a Seller Benefit Plan or Seller Benefit Arrangement by reason of which the Acquired Business, the Purchaser, or such Seller Benefit Plan or Seller Benefit Arrangement could, directly or indirectly, be subject to any material liability (other than a liability that would be payable in the normal course of the claims and other operations of such Seller Benefit Plan or Seller Benefit Arrangement) under any statute, regulation or governmental order relating to such plan or arrangement, or pursuant to any obligation of the Sellers or the Acquired Companies to indemnify any person against liability incurred under any such statute, regulation or order.

                  (v) There are no pending claims (other than routine benefit claims) or lawsuits that have been asserted or instituted by, against, or relating to, any Acquired Business Benefit Plans or Acquired Business Benefit Arrangements, against the assets of any trust or other funding arrangement under any such plan or arrangement, by or against Sellers or the Acquired Companies with respect to any such plan or arrangement or by or against the plan administrator or any fiduciary of any such plan or arrangement, nor is there any basis for any such claim or lawsuit. No Acquired Business Benefit Plans or Acquired Business Benefit Arrangements are, to the Sellers' Knowledge, presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to any Acquired Business Benefit Plan under the IRS's Employee Plans Compliance Resolutions System or any successor or predecessor program;

                  (vi) No Acquired Business Benefit Plan contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any acceleration or vesting of benefits, severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement; Sellers have not declared or paid any bonus or incentive compensation in contemplation of the transactions contemplated by this Agreement;

                  (vii) Sellers have no liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any Plan or Benefit Arrangement that is not an Acquired Business Benefit Plan or Acquired Business Benefit Arrangement or with respect to any Plan sponsored or maintained (or that has been or should have been sponsored or maintained) by any ERISA Affiliate;

                  (viii) No employee or former employee of Sellers or the Acquired Companies, or beneficiary of any such employee or former employee is, by reason of such employee's or former employee's employment, entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment as described in Statement of Financial Accounting Standards No. 106, other than continuation coverage mandated under Section 4980B of the Code or other applicable law; all group health plans of Sellers, the Acquired Companies and their respective ERISA Affiliates have been operated in material compliance with the requirements of COBRA and Section 5000 of the Code and the Health Insurance Portability and Accountability Act, and Sellers and the Acquired Companies have provided, or will have provided before the Closing Date, to individuals entitled thereto all required COBRA notices and coverage with respect to any "qualifying event" (as defined in COBRA) occurring before or on the Effective Date; and

                  (ix) Sellers and the Acquired Companies have made all required contributions to the Acquired Business Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended before the Effective Date, and all monies withheld from employee paychecks with respect to Acquired Business Benefit Plans have been transferred to the appropriate plan within the requirements of applicable law.

            (d) To Sellers' knowledge, there are no pending, threatened, or reasonably anticipated claims or actions against Sellers or the Acquired Companies under any workers' compensation or long-term disability policy. The Disclosure Schedule contains the most recent listing of workers' compensation claims and a schedule of Sellers' and the Acquired Companies' workers' compensation claims of $2,500 or more for the last three fiscal years.

      3.20 Taxes and Tax Returns.

            (a) For purposes of this Agreement:

                  (i) "Tax" (including with correlative meaning the terms "Taxes" and "Taxable") means (a) all foreign, federal, state, local and other income, gross receipts, sales, use, ad valorem, value-added, intangible, unitary, transfer, franchise, license, payroll, employment, estimated, excise, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxes, levies, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any liability for payment of amounts described in clause (a) as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (c) any liability for payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person for Taxes.

                  (ii) The term "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

            (b) (i) Except as set forth in the Disclosure Schedule with respect to the 1997 partnership return of APLLC, all Tax Returns required to be filed
(x) by or with respect to the Sellers; (y) by or on behalf of the Acquired Companies and (z) by or on behalf of any Managed Association, have been filed, and all such Tax Returns are correct and complete in all material respects and any Tax Return listed on the Disclosure Schedule shall be filed and correct and complete in all material respects prior to the Closing Date.

                  (ii) All Taxes owed by or with respect to the Sellers, the Acquired Business, the Acquired Assets, the Acquired Companies and the Managed Associations have been paid (whether or not shown on any Tax Return) in full on a timely basis.

                  (iii) There are (and immediately following the Closing there will be) no Encumbrances on the Acquired Assets or on the assets of the Acquired Companies relating or attributable to Taxes, except for Taxes not yet due and payable.

                  (iv) There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrance (i) on the assets of the Acquired Companies or otherwise have an adverse effect on the Acquired Companies or their business or (ii) on the Acquired Assets or otherwise adversely effect the Purchaser, the Acquired Business or the Acquired Assets.

                  (v) No deficiencies for any Taxes have been asserted in writing or assessed against Sellers or the Acquired Companies which, if unpaid, might result in a Encumbrance on any of the Acquired Assets or on the assets of the Acquired Companies.

                  (vi) There are no claims, audits or investigations pending or threatened with respect to Taxes of Sellers or relating to the Acquired Business or any of the Acquired Assets or with respect to the Acquired Companies in respect of any Tax.

                  (vii) No claim has ever been made by a governmental authority in any jurisdiction where Sellers or the Acquired Companies do not file Tax Returns that Sellers or any of the Acquired Companies are or may be subject to tax in that jurisdiction.

                  (viii) Sellers and the Acquired Companies have each withheld or otherwise collected and paid over to the proper governmental authority all Taxes required to have been withheld or otherwise collected or paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or third party.

                  (ix) None of the Acquired Assets or Acquired Companies' assets are "tax exempt use property" within the meaning of Section 168(h) of the Code.

                  (x) Sellers have provided or otherwise will provide to Purchaser true and complete copies of Sellers' and Acquired Companies' material Tax Returns (including, without limitation, the Sellers' federal and state income Tax Returns) for taxable periods ending after December 31, 1994.

                  (xi) The amount of any Acquired Company's liability for unpaid Taxes as of the Interim Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the balance sheet included in the Interim Financial Statements, and the amount of any Acquired Company's liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of such Acquired Company on the Closing Date.

                  (xii) Except as set forth on the Disclosure Schedule, the Acquired Companies have taxable years ending on December 31, in each year commencing 1994.

                  (xiii) The Acquired Companies have not agreed to, are not and will not be required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.

                  (xiv) The Acquired Companies have not requested an extension of time within which to file any Tax Return or have been granted any extension or waiver of the statute of limitations period applicable to any Tax Return, and all Tax Returns of the Acquired Companies for the preceding three years have been made available to and delivered to Purchaser.

                  (xv) There are no contracts, agreements, plans or arrangements covering any employee or former employee of any Acquired Company that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

                  (xvi) No Acquired Company nor any direct or indirect shareholder thereof has filed a consent under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by such Acquired Company.

                  (xviii) The Acquired Companies are not, nor have they ever been, a party to a tax sharing, tax indemnity or tax allocation agreement, and the Acquired Companies have not assumed the tax liability of any other person under contract.

                  (xix) The Acquired Companies are not, nor have they ever been members of an affiliated group filing a consolidated federal income Tax Return other than any consolidated or combined group the common parent of which is Parent. The Acquired Companies do not and will not have up to and including the Closing Date any interest in any other corporation with respect to which the Acquired Companies jointly or separately owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                  (xx) No Acquired Company or its subsidiaries has any liability for the Taxes of any individual or entity other than such Acquired Company or its subsidiary under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (xxi) No Acquired Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

                  (xxii) No Acquired Company has ever elected to be treated as an S corporation within the meaning of Code Sections 1361 and 1362, or such mirror law of the Acquired Company's organization, at any time since its formation and will not make any such election up to an including the Closing Date.

            (c) The Disclosure Schedule contains accurate and complete descriptions of (i) each Acquired Company's basis in its material assets (which for purposes of this Paragraph 3.20(c) means assets having a book basis in excess of Five Hundred Dollars ($500)); (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to such Acquired Company; (iii) the amount of any deferred gain or loss allocable to such Acquired Company arising out of any deferred intercompany transaction; and (iv) tax elections affecting such Acquired Company. No Acquired Company has net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383, or 384, or the federal consolidated return regulations.

            (d) If the Purchaser elects to acquire any of APLLC, OCCMR, CCS and/or SARDG and such entity or entities is a member of a consolidated or combined group, the following shall apply in addition to the other representations of this section:

                  (i) Any representation and warranty made by or with respect to Sellers under subparagraph 3.20(b) shall also be made by any consolidated or combined group that includes any Seller or Acquired Company.

                  (ii) There are (and immediately following the Closing there will be) no Encumbrances on the assets of any consolidated or combined group that includes any Seller or Acquired Company relating or attributable to Taxes, except for Taxes not yet due and payable.

                  (iii) There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrance on any consolidated or combined group that includes any Seller or Acquired Company for any taxable period during which any of the Acquired Companies and their subsidiaries was a member of the group.

                  (iv) Any consolidated or combined group that includes any Seller or Acquired Company has not waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency for any taxable period during which any of the Acquired Companies and their subsidiaries were members of the group.

            (e) Except as set forth in the Disclosure Schedule, none of the Acquired Companies has any deferred Taxes as of the Effective Date.

      3.21 Receivables. The Disclosure Schedule sets forth an aged list of the receivables of Sellers and the Acquired Companies as of no more than five business days before the Closing Date (in the case of Sellers, related to the Acquired Properties), showing separately those receivables that as of such date had been outstanding (i) 30 days or less, (ii) 31 to 60 days, (iii) 61 to 90 days, and (iv) more than 90 days. All receivables reflected on the Financial Statements arose from, and the receivables existing at the Closing Date will have arisen from, the sale of inventory, VOIs or services to persons not affiliated with Sellers, the Acquired Companies or the Stockholders and in the

Ordinary Course of Business.

      3.22 Equipment. Except as set forth on the Disclosure Schedule, (i) the Selling Subsidiaries and the Acquired Companies own or lease all Equipment used in the operation of the Acquired Business; (ii) such Equipment, if owned, is owned with good title, free and clear of all encumbrances other than Permitted Encumbrances; and (iii) Purchaser and/or its subsidiaries will not cease to own or have the right to use such Equipment by reason or the execution or performance of this Agreement.

      3.23 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date except as disclosed in the Disclosure Schedule, the Acquired Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in the Disclosure Schedule between the Interim Balance Sheet Date and the hereof, no Seller nor any Acquired Company
(i) has taken any action described in Paragraph 5.02(a) which, if taken between the date hereof and Closing Date would be in breach of this Agreement or (ii) has neglected, since the Effective Date, to take any action described in Paragraph 5.02(b) which, if not taken between the date hereof and the Closing Date, would be in breach of this Agreement.

      3.24 Certain Interests. Except as disclosed in the Disclosure Schedule, no officer or director of any Seller, Acquired Company or Affiliate and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director:

            (a) has any direct or indirect financial interest in any competitor, supplier or customer of the Acquired Business; provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor, supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" so long as the person owning such securities has no other connection or relationship with such competitor, supplier or customer;

            (b) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which Sellers, or the Acquired Companies use or have used in the conduct of the Acquired Business.

      3.25 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or Stockholders.

      3.26 Bulk Sales. The Sellers have taken all actions necessary to comply with the Bulk Sales Laws, such that none of the Sellers' liabilities and obligations shall be transferred to the Purchaser.

      3.27 Private Placement.

            (a) Sellers and Stockholders understand that (i) the shares of Purchaser Common Stock to be issued pursuant to Paragraph 2.10 will not be registered under the Securities Act on the ground that the offering and sale of the shares of Purchaser Common Stock are exempt from registration pursuant to
Section 4(2) of the Securities Act, (ii) the resale or other disposition of the shares of Purchaser Common Stock is restricted pursuant to the securities laws and (ii) there can be no assurance that such Seller or Stockholder will be able to sell or dispose of such shares.

            (b) The shares of Purchaser Common Stock to be issued to any Seller or Stockholder pursuant to Paragraph 2.10 are being acquired for investment only and not with a view to any sale or distribution of such shares or any part thereof in violation of the Securities Act. Each Seller and Stockholder receiving Purchaser Common Stock agrees at all times to sell or otherwise dispose of all or any part of the shares of Purchaser Common Stock only pursuant to a registration, or exemption therefrom, under the Securities Act and in compliance with applicable state securities laws. Each party disposing of such Purchaser Common Stock shall take any steps necessary to ensure that any purchaser thereof shall agree not to sell or otherwise dispose of shares of Purchaser Common Stock except in compliance with the requirements contained in the preceding sentence.

            (c) Parent is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act and has such knowledge and experience, or has consulted with persons having knowledge and experience, in financial and business matters as to be capable of evaluating the merits and risks of an investment in the shares of Purchaser Common Stock. Each such person has received all the information that such person deems material to his/her/its evaluation of the business, assets, liabilities, financial condition and results of operations of Purchaser and all the information that such person has requested from Purchaser and considers necessary or appropriate for deciding whether to acquire the shares of Purchaser Common Stock. Each such person has the ability to bear the economic risks of such prospective investment and is able, without materially impairing such financial condition, to hold the shares of Purchaser Common Stock for an indefinite period of time and to suffer complete loss on such investment, in the event such a loss should occur.

      3.28 Gross Receipts Tax. Except for contracts for deed for VOIs sold by or on behalf of CAI or BCI before July 23, 1998, no contracts for deed require CAI or BCI to pay the gross receipts tax on the recording of deeds for VOIs.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      To induce Parent to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser represents and warrants to Parent as follows:

      4.01 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, is duly qualified and in good standing as a foreign corporation in the jurisdictions where the ownership of its assets or the conduct of its business requires such qualification (except where the failure to so qualify would not have a Purchaser Material Adverse Effect), and has full power and authority to own its properties and assets and to carry on lawfully its business as currently conducted. Purchaser owns all of the stock of, and controls all of the voting power of, RFI.

      4.02 Articles of Incorporation, Bylaws and Agreements. A true, complete and correct copy of the Articles of Incorporation and Bylaws of Purchaser, as currently in effect, have been delivered to Parent.

      4.03 Authorization. Purchaser has full legal right, power and authority to enter into this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the Related Agreements and the actions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and this Agreement and (upon their execution) each of the Related Agreements constitute or will constitute valid and binding obligations of Purchaser enforceable against it in accordance with their terms.

      4.04 Purchaser Common Stock. At the Closing, the shares of Purchaser Common Stock to be issued pursuant to Paragraph 2.10 will have been duly authorized by all necessary corporate action on the part of Purchaser and, upon issuance to Parent in accordance with this Agreement, will be validly issued, fully paid and non-assessable and not subject to preemptive rights.

      4.05 Non-Contravention; Required Consents.

            (a) Except as described in the Disclosure Schedules hereto, the execution and delivery of this Agreement and the Related Agreements by Purchaser, the consummation by Purchaser of the transactions contemplated hereby and compliance by Purchaser with the provisions of this Agreement and the Related Agreements will not conflict with, or result in any violation of, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Purchaser or any of its subsidiaries under, (i) the Articles of Incorporation or Bylaws of Purchaser or the comparable charter or organizational documents or limited liability or partnership or similar agreement (as the case may be) of any such subsidiary,
(ii) any material loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license of Purchaser or any of its subsidiaries or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (x) constitute a Purchaser Material Adverse Effect or (y) prevent the consummation of the transactions contemplated hereby.

            (b) The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of HSR, the Securities Act, the Securities Exchange Act, "blue sky" laws and National Association of Securities Dealers, Inc., and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated hereby or otherwise prevent Purchaser from performing its obligations under this Agreement, and would not constitute a Purchaser Material Adverse Effect.

      4.06 Litigation and Compliance. Except as set forth in the Disclosure Schedule hereto and except as set forth in Purchaser's filings with the Securities and Exchange Commission prior to the date hereof, there is no order, writ, injunction or decree of any court, arbitrator, administrative agency or other governmental authority materially affecting the operations or the business of Purchaser or any of its subsidiaries or prohibiting the consummation of the transactions contemplated hereby.

      4.07 Capital Stock of Purchaser. The authorized capital stock of Purchaser consists of 50,000,000 shares of common stock, $.05 par value, of which 25,106,706 shares are issued and outstanding; 15,000 shares of Cumulative Redeemable Preferred Stock -- Series 2 Class A, $3.00 par value, of which 10,000 are outstanding; and 3,000 shares of Cumulative Convertible Preferred Stock -- Series 2, of which no shares are outstanding. All of the issued and outstanding shares of the capital stock of Purchaser have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by Purchaser, free and clear of all Encumbrances. All of the issued and outstanding shares of the capital stock of Purchaser were offered, issued, sold and delivered in compliance with all applicable local, state and federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights. There are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of Purchaser.

                                    ARTICLE V

                      COVENANTS OF SELLERS AND STOCKHOLDERS

      Sellers and Stockholders (where applicable) covenant and agree with Purchaser as follows:

      5.01 HSR Filings.

            (a) As promptly as practicable after the date hereof, Parent shall cause to be filed a Notification and Report Form regarding the purchase and sale of the Acquired Assets and the capital stock of the Acquired Companies, in accordance with the HSR Act, and shall thereafter promptly make all filings or supply all information requested by the FTC or the DOJ in connection with such filing.

            (b) Sellers shall furnish to Purchaser such necessary information and reasonable assistance as Purchaser reasonably may request in connection with Purchaser's preparation of filings or submissions under the HSR Act.

            (c) Sellers shall use all reasonable efforts to obtain either approval from FTC or DOJ, as the case may be, of the sale of the Acquired Assets and the capital stock of the Acquired Companies, or the lapse or termination of the HSR waiting period on or before the Closing Date without litigation commencing.

            (d) Notwithstanding the foregoing, Parent shall not be required to make the filings or take the other actions described in subparagraphs (a), (b), and (c) of this Paragraph 5.01 if counsel to the Parties mutually determine that such filings are not required to be made under the HSR Act to consummate the transactions contemplated hereby.

      5.02 Conduct of Acquired Business by Sellers.

            (a) Except as may be permitted under this Agreement or as Purchaser may agree in writing (which agreement may be withheld in Purchaser's sole and absolute discretion), between the date of this Agreement and either the Closing Date or the date that this Agreement is terminated pursuant to Paragraph 8.01, Sellers shall cause the Acquired Business to be conducted only in the Ordinary Course of Business and, without limitation, Sellers shall not, and shall insure that the Acquired Companies do not:

                  (i) make any material change in the conduct of the Acquired Business or its operations;

                  (ii) introduce any material new method of management, operations, or accounting in connection with the Acquired Business (including any changes to the items included and percentages used in allocating overhead) except as related to any elections on any of Sellers' tax returns for periods prior to the Effective Date;

                  (iii) make any sale, assignment, transfer, lease, Encumbrance, or other conveyance or otherwise dispose of, or make any commitment to dispose of any interest in any assets (including the sale of receivables) of the Acquired Business, except transactions pursuant to contracts for Consumer Interval Sales in the Ordinary Course of Business;

                  (iv) enter into any contract, agreement, or instrument or amend or terminate any existing contract to the extent that same relate to the Acquired Business, except in the Ordinary Course of Business or as expressly required by this Agreement;

                  (v) subject any of the assets of the Acquired Business or stock of the Acquired Companies, or any part thereof, to any material Encumbrance or suffer such to be imposed;

                  (vi) declare, set aside, or pay any dividends, or make any distributions in respect of, or issue any or repurchase, redeem or otherwise acquire any shares of any of Sellers' or Acquired Companies' equity securities or other capital stock or loan any money, repay the indebtedness of, or distribute any cash to any other Seller;

                  (vii) authorize any capital expenditures (except in connection with construction in progress of Vacation Ownership Units in the Ordinary Course of Business), or make any material additions to the Real Property not in the Ordinary Course of Business, or purchase or lease or commit to purchase or lease any materials, supplies, equipment, property, parts, or other assets in amounts, quantities, or for a term in excess of normal operating needs and requirements, to the extent that the same are used in connection with the Acquired Business;

                  (viii) make any change in their certificate of incorporation, bylaws, or equivalent governing instruments;

                  (ix) merge into or with or consolidate with any other Person or acquire all or substantially all of the business or assets or any other Person;

                  (x) incur any additional indebtedness, repay any indebtedness, or guarantee any indebtedness for borrowed money or any material obligation of any other Person, except in the Ordinary Course of Business as currently conducted; provided, however, that from the date hereof to the Closing Date, Sellers will be permitted to continue to finance Consumer Receivables related to the Acquired Business under existing facilities, subject to the provisions of Paragraph 7.08;

                  (xi) (A) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any employees, officers, or consultants of the Acquired Business, including, without limitation, any increase or change under a Seller Benefit Plan or Seller Benefit Arrangement, (B) establish or increase or promise to increase benefits under any Acquired Business Benefit Plan or Acquired Business Benefit Arrangement, in either case except as required by law or involving ordinary increases consistent with past practices, or (C) terminate or amend any Seller Benefit Plan or Seller Benefit Arrangement;

                  (xii) allow or otherwise permit the termination, cancellation, or lapse of any license, Permit, authorization, or certificate, including but not limited to environmental, regulatory, or otherwise, issued or granted by any court or any federal, State, or other governmental department, commission, or agency;

                  (xiii) enter into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or affiliate of such person) related to the Acquired Business;

                  (xiv) authorize any securities of the Acquired Companies or grant options, warrants or other rights to acquire any securities of the Acquired Companies; or

                  (xv) commit itself to do any of the foregoing.

            (b) In addition, Sellers covenant and agree with Purchaser that, with respect to the Acquired Business, between the date hereof until the Closing Date or the date this Agreement is terminated pursuant to Paragraph 8.01, except as permitted hereunder or contemplated hereby or as consented to in writing by Purchaser, Sellers shall, and shall insure that the Acquired Companies:

                  (i) continue to maintain, in all material respects all assets in accordance with current practices in a condition suitable for their current use, normal wear and tear excepted;

                  (ii) keep its books of account, records, and files in the ordinary course and in accordance with existing accounting methods and practices and not make any change in such accounting methods or practices;

                  (iii) use reasonable commercial efforts to preserve and maintain its business organizations, employees and advantageous business relationships, with the end that its goodwill shall be unimpaired at the Closing Date;

                  (iv) keep all of the indebtedness, liabilities, and obligations to be assumed by Purchaser pursuant to subparagraph 2.04(b) current and in good standing in the ordinary course and give prompt notice to Purchaser of any written notice of default or violation received during such period under any contract, instrument, agreement, law or regulation to which any Seller or Acquired Company is a party or by which any Seller or Acquired Company is bound;

                  (v) notify Purchaser of any material developments in regulatory proceedings, notices from regulatory agencies, any information requests, letters, notices or litigation, that is or are related to or affecting this Agreement and the consummation of the transactions contemplated hereby; and

                  (vi) keep all insurance policies listed in the Disclosure
      Schedule in effect through the Closing, in the same amounts, with the same insurers, and in all other ways as in effect as of the date hereof.

            (c) Sellers shall not be deemed in breach of any of their obligations under this Paragraph 5.02 as a consequence of any affirmative action taken by Sellers at the direction of or with the express approval of any of Purchaser's Officers.

      5.03 Access. Between the date of this Agreement and the Closing Date, Sellers shall afford to Purchaser and its authorized representatives, at Purchaser's sole expense, reasonable access during normal business hours to the properties, books, and records of Sellers and the Acquired Companies

(insofar as such books and records relate to the Acquired Business) and will disclose to Purchaser such additional financial and operating data and other information as Purchaser reasonably may request that is in Sellers' or the Acquired Companies' possession and that relates to the Acquired Business; provided that such access and disclosure would not (i) violate the terms of any agreement to which any Seller or Acquired Company is bound or of any applicable law or regulation; or (ii) impair any attorney-client privilege of any Seller. For twelve months following the date of this Agreement, at the request of Purchaser, Sellers will provide Purchaser with information as to all outstanding payables of the Acquired Business.

      5.04 Confidentiality. From and after the Closing, Sellers and Stockholders shall keep confidential all information regarding the Acquired Business including, without limitation, information included in Records retained by Sellers pursuant to Paragraph 9.05. In addition, Sellers, at the election of Purchaser, shall either (i) grant to Purchaser the right to enforce the terms of confidentiality agreements entered into with other potential purchasers of all or any part of the Acquired Business; or (ii) take all actions reasonably necessary to enforce the terms of such confidentiality agreements (at Purchaser's cost and expense), in either case as promptly as practicable after written notification from Purchaser of such election. Purchaser shall give Sellers prior notice before initiating any action to enforce such confidentiality agreements. Sellers and Stockholders shall not, without the prior written consent of Purchaser, disclose such information except as required by law; provided, however, that no such disclosure shall be made prior to Sellers' or Stockholders' giving Purchaser reasonable prior written notification that explains in reasonable detail the basis for such disclosure and reasonable opportunity to seek relief from such requirement. This Paragraph shall not apply to any information that is readily ascertainable from public or published information that did not become public or published as a result of a breach of the confidentiality provisions of this Paragraph 5.04 or otherwise as a result of any improper disclosure.

      5.05 Non-Competition and Non-Solicitation.

            (a) Each Seller and Stockholder covenants and agrees that from and after the Closing for a period of three years he, she or it will not:

                  (i) Engage in (or own any interests in or in any way have any involvement with) any VOI Business within the State of Maryland, State of Louisiana, District of Columbia , St. Thomas, U.S. Virgin Islands, or (if Purchaser acquires the stock or assets of SARDG) within St. Johns County, Florida;

                  (ii) Interfere with, disrupt, or attempt to disrupt any relationship, contractual or otherwise, between Purchaser or any Affiliates thereof and any customer, supplier, sales representative, or employee of Purchaser or of any Affiliates to the extent such relationship pertains to the Acquired Business;

                  (iii) Directly or indirectly solicit for employment, attempt to employ or employ, or assist any entity in employing or soliciting for employment any employee or executive who is, at such time, employed by Purchaser or any of its Affiliates in connection with the Acquired Business or the VOI Business in general; provided, however, that the foregoing prohibition on solicitation shall not be applicable with regard to the solicitation of Dean Vaughn and Dan Carter for a 90-day period beginning on the Closing Date; and provided, further, that the foregoing prohibition on attempts to employ and employment shall not be applicable with respect to Dean Vaughn and Dan Carter for the period beginning 60 days after the Closing Date and ending 90 days after the Closing Date; and

                  (iv) Employ, affiliate or otherwise engage in business activities with John Santopadre in the State of Louisiana.

            (b) Notwithstanding the foregoing provisions of subparagraph
5.05(a):

                  (i) Parent may continue to hold VOI Receivables for Vacation Ownership Units of the Ocean Development Group, Inc. at the Villas at Ocean Pines, which such Vacation Ownership Units exist as of the Effective Date;

                  (ii) Cape Canaveral Cruise Line Tour & Travel, Inc. and Promotional Vacation, Inc. may continue to operate their current respective businesses, so long as they do not sell or market VOIs developed by Parent or its Affiliates in violation of subparagraph 5.05(a); and

                  (iii) Mr. Santopadre may continue to be employed at the Club La Pension and Parent may continue to own stock in Club La Pension, so long as the Club La Pension (x) remains at its location as of the date of this Agreement and (y) does not increase the number of VOIs available for sale above the number of VOIs available for sale as of the date of this Agreement.

      5.06 Transition of Plans. Sellers will cooperate with and assist Purchaser in the transition to Purchaser of any of the Acquired Business Benefit Plans and Acquired Business Benefit Arrangements the Purchaser elects to assume.

      5.07 Acquisition Proposals. Prior to Closing, Sellers will not, nor will they permit any officer, director, employee or any investment banker, attorney, accountant, or other agent retained by any of them to initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or have any discussions with any Person relating to any acquisition, business combination, or purchase of all or any significant portion of the Acquired Assets of, or any equity interest in any Seller, or otherwise facilitate any effort or attempt to do or seek any of the foregoing. Sellers will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to any of the foregoing. Sellers will notify Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with any Seller. Nothing in this Paragraph will be deemed to prohibit discussions with persons interested in investing equity in Parent if such person, prior to or contemporaneous with being provided confidential information concerning Parent and its subsidiaries acknowledges in writing (with a copy sent to Purchaser) the existence of this Agreement and Purchaser's right to acquire the Acquired Business in accordance with the terms hereof.

      5.08 Agreement to Pay Retained Liabilities. Sellers covenant and agree that following the Closing, they shall perform and pay in a timely fashion and in accordance with the terms thereof all of the Retained Liabilities. At or prior to Closing, Sellers will cause to be paid all release fees and regular interest and scheduled principal payments under the Mortgage Loans and Receivable Facilities that accrued prior to the Effective Date.

      5.09 Disclosure Schedules. Sellers shall complete delivery of all Disclosure Schedules by no later than ten days after the date hereof (unless a specific Schedule is called for by another date) and made such other deliveries as are called for by this Agreement.

                                   ARTICLE VI

                             COVENANTS OF PURCHASER

      Purchaser covenants and agrees with Parent as follows:

      6.01 HSR Filings.

            (a) As promptly as practicable after the date hereof, Purchaser shall cause to be filed a Notification and Report Form regarding the purchase and sale of the Acquired Assets and the capital stock of the Acquired Companies in accordance with the HSR Act and shall thereafter promptly make all filings or supply all information requested by the FTC or the DOJ in connection with such filing.

            (b) Purchaser shall furnish to Parent such necessary information and reasonable assistance as Sellers reasonably may request in connection with their preparation of filings or submissions under the HSR Act.

            (c) Purchaser shall use all reasonable efforts to obtain either approval from the FTC or DOJ, as the case may be, of the purchase of the Acquired Assets and capital stock of the Acquired Companies or the lapse or termination of the HSR waiting period on or before the Closing Date, without litigation commencing.

            (d) Notwithstanding the foregoing, Purchaser shall not be required to make the filings or take the other actions described in subparagraphs (a),
(b), and (c) of this Paragraph 6.01 if counsel to the Parties mutually determine that such filings are not required to be made under the HSR Act to consummate the transactions contemplated hereby.

      6.02 Books and Records: Access. After the Closing, Purchaser shall be responsible at its sole expense for transporting all Records to Purchaser's offices. After the Closing, Purchaser shall afford to Sellers and its authorized representatives, upon not less than three
(3) business days' notice, reasonable access during normal business hours to the former properties, and Records of Sellers to the extent necessary to permit Sellers to determine any matter relating to Sellers regarding any period ending on or before the Closing Date.

      6.03 Agreement to Pay Assumed Liabilities. Purchaser covenants and agrees that following the Closing, it shall perform and pay in a timely fashion and in accordance with the terms thereof all of the Assumed Liabilities.

      6.04 Employment Negotiations with John Santopadre. Purchaser will use its reasonable efforts to enter into a mutually satisfactory employment agreement with John Santopadre on or before the Closing Date.

      6.05 Assistance to Sellers. Purchaser will give Sellers all reasonable assistance in communicated the terms of this Agreement to the lenders, vendors or other creditors of Sellers.

      6.06 Payment of Remaining Purchase Price. Purchaser covenants and agrees that it will perform its obligations pursuant to Paragraph 2.09, and deposit the sums called for thereby on the thirtieth and sixtieth days after the Closing.

                                   ARTICLE VII

                       ADDITIONAL COVENANTS BY THE PARTIES

      7.01 Expenses; Transfer Taxes; Apportionment.

            (a) Except as otherwise expressly provided in this Agreement or as otherwise agreed in writing, each Party shall pay its own expenses incident to the negotiation, preparation and carrying out of this Agreement and the consummation of the transactions contemplated hereby, including legal fees, commitment fees, and the expenses of any broker, finder or investment advisor incurred by such Party in connection with this Agreement, regardless of whether this Agreement is terminated pursuant to Article VIII.

            (b) Sellers, on the one hand, and Purchaser on the other, shall each pay when due one-half of: (i) all transfer, stamp taxes and fees applicable to the conveyance of the Real Property comprising the Acquired Properties contemplated hereby; (ii) in the event a Closing occurs, the premiums for the owner's title insurance policies; and (iii) all applicable transfer or sales taxes with respect to the transfer of personal property contemplated hereby.

            (c) Unless previously listed on the Disclosure Schedule to be paid by disbursement from the Payables Account, (i) all Insurance Premiums (except title insurance premiums), rents, State and local ad valorem taxes and assessments (whether due, accrued and not yet due, or not yet computed), common area charges and assessments, utility expenses and management fees relating to the Acquired Assets and (ii) all real property, personal property and other similar Taxes levied with respect to the Acquired Business, the Acquired Companies or the Acquired Assets, except as specified in subparagraph (b) shall be prorated based on the number of days in such period between Purchaser and Sellers as of the Effective Date. All ad valorem real and personal property taxes shall be prorated based upon maximum allowable discounts for early payments, all available exemptions for homestead, agricultural classification, or other such exemptions, and currently available millage and assessment values as of the Effective Date. If the final tax bills are not available as of the Closing Date, the prorations shall be made on the most current available information and shall be adjusted by the Parties as soon as final tax bills are made available.

      7.02 Publicity. Prior to the Closing Date, Sellers shall not issue any press release or otherwise make any public statement regarding this Agreement and the transactions that it contemplates without consent of Purchaser except as required by law or by obligations pursuant to any listing agreement with any securities exchange. Sellers shall not communicate any information regarding this Agreement to any party other than necessary employees, attorneys, and other professionals until Purchaser shall have publicly announced this transaction contemplated by this Agreement; provided, however, that nothing contained in this Paragraph 7.02 shall prohibit either Party from seeking any required consent from any third party or regulatory authority to the consummation of the transactions contemplated hereby or from otherwise taking any action contemplated by or required to be performed under this Agreement.

      7.03 Agreement to Take Necessary Action.

            (a) Each of the Parties hereto agrees to use its best efforts (subject to the provisions of subparagraph 7.03(b)) to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or reasonably advisable to (i) fulfill all conditions referred to in Paragraphs
9.02 and 9.03, and (ii) consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

            (b) No Party shall intentionally perform any act that, if performed, or omit to perform any act that, if omitted to be performed, would prevent or excuse the performance of this Agreement by any Party hereto or which would result in any representation or warranty herein contained of such Party being untrue in any material respect.

      7.04 Full Disclosure. Each of the Parties shall, on or before the Closing Date, disclose in writing to the other Parties hereto any event or condition the occurrence of which would violate or result in a violation of any of its representations, warranties, or covenants contained in this Agreement, affect its ability to perform fully the transactions contemplated by this Agreement, or cause any information contained in the Disclosure Schedule to be inaccurate or incomplete at any time after the date hereof until the Closing Date; provided, however, that no such delivery shall diminish or affect the representations and warranties of Sellers and Stockholders.

      7.05 Purchaser's Use of Assets or Contracts. If, following the Closing Date, Purchaser desires to continue (a) to use any asset that is currently used in the operation of the Acquired Business or (b) to benefit from any contractual right or service that is currently used in the operation of the Acquired Business, and such asset or contract is owned by, leased by, licensed to or otherwise proprietary to Parent or any Affiliate of Parent that is not a Selling Subsidiary or Acquired Company, and Purchaser has not otherwise obtained the rights to such asset or under such contract, directly or indirectly, pursuant to this Agreement, Purchaser shall notify Sellers in writing prior to the Closing Date of its desire to do so and shall specify the anticipated period of such use. Sellers shall use all reasonable efforts to make such assets and contractual rights and services available to Purchaser following the Closing Date (including seeking any necessary consents of lessors or other third parties). During the period of Purchaser's use thereof, Purchaser shall reimburse Sellers at the rates called for in the applicable lease agreement for any leased assets, at the rates called for in the applicable service contract for any contractual services, and at a pro rata rate for any other assets or contractual services or rights. In addition, Purchaser shall, at its sole expense, keep any assets obtained pursuant to this Paragraph 7.05 insured during the period of its use thereof.

      7.06 Consents to Transfer of Acquired Assets. It is acknowledged by the Parties that certain assets used in the Acquired Business may contain express prohibitions on assignment or transfer or change of control without the prior consent of a third party. Because it is the intention of the Parties to assure that as many of such assets as possible are assigned and transferred to Purchaser at the Closing, Sellers and Purchaser shall jointly use their best efforts to obtain any necessary third party consent to the assignment and transfer of any asset that according to the express terms thereof is not assignable or transferable without such third party consent, including the transfer of any Licenses and Permits requiring governmental consent. To the extent that any such necessary third party consent (other than a consent that is a condition to Purchaser's obligation to close under Paragraph 9.02 or Seller's obligation to close under Paragraph 9.03, unless waived by the Party for whose benefit such condition was included) cannot be obtained prior to the Closing Date despite the best efforts of the Parties to obtain the same, the Closing shall nevertheless occur. In any such case, any assets (other than those of the Acquired Companies) for which such necessary third party consent to assignment and transfer could not be obtained shall be Excluded Assets.

      7.07 Title to Real Property. If between the date of this Agreement and the Closing Date, the Purchaser or Sellers shall become aware of any title defect or Encumbrance on the Real Property other than Permitted Encumbrances, such Party shall notify the other Party in writing of the existence of such title defect or Encumbrance. If Purchaser shall object to such title defect or Encumbrance, Sellers shall take curative action with respect thereto. Purchaser agrees and acknowledges that Sellers shall have no obligation to take any curative action relating to any title defects or Encumbrances that cannot be cured by the payment of monies not exceeding $50,000 in the aggregate. If any such title defect or Encumbrance is not cured by the Closing Date, then the failure to cure such title defect or Encumbrance shall be deemed a breach of Sellers' representations and warranties contained in Article III under this Agreement, and Purchaser may terminate this Agreement.

      7.08 Additional Agreement Regarding Receivables Financing.

            (a) Sellers and Purchaser agree that, on and after the date of this Agreement and until the Closing Date or the date that this Agreement is terminated pursuant to Paragraph 8.01,

Purchaser will cause RFI to finance the outstanding principal balance of new VOI Receivables from Consumer Interval Sales at the St. Thomas Properties pursuant to the existing financing facility between RFI and KCHC, BCI and CAI but subject to the following additional terms:

                  (i) For notes relating to sales of existing VOIs that occurred prior to the Effective Date, such VOI Receivables may be financed, subject to all normal credit underwriting and eligibility standards, at a rate of 90%. All proceeds thereof, net of release fees, shall be subject to escrow and may be used only for CAI or BCI payables;

                  (ii) For notes relating to sales of existing VOIs that occur subsequent to the Effective Date, such VOI Receivables may be financed, subject to all normal underwriting and eligibility standards, at a rate of 70%. All proceeds thereof, net of release fees, shall be subject to escrow and may be used only for CAI or BCI payables.

                  (iii) For notes relating to presales, Parent shall be allowed to present such notes to RFI for financing, subject to all normal underwriting and eligibility standards (other than the issuance of a certificate of occupancy), at a rate of 70%. All proceeds thereof, net of release fees, shall be subject to escrow and may be used only for CAI or BCI payables.

            (b) Sellers and Purchaser agree that, on and after the date of this Agreement Sellers will be permitted to continue financing the outstanding principal amount of new receivables from Consumer Interval Sales at the Avenue Plaza Property pursuant to the existing financing facility between FINOVA and APLLC but subject to the following additional terms:

                  (i) as to any such Consumer Interval Sale (including presales) that is ineligible for financing under the FINOVA facility, Purchaser will cause RFI to finance 85% of the principal balance amount of such new VOI Receivable to the extent that such receivables qualify for financing under the existing financing facility between RFI and Parent in respect of the Avenue Plaza Property (subject to all normal credit underwriting and eligibility standards and subject to the payment of release fees);

                  (ii) the proceeds of such financings by RFI (net of all release fees, which shall be paid) shall be placed into an escrow account, jointly controlled by the Parties, and applied exclusively to the payment of third party liabilities of the Avenue Plaza Property to be mutually agreed upon by the Parties;

                  (iii) any amount of new receivables from Consumer Interval Sales at the Avenue Plaza Property that are not financed by FINOVA or pursuant to the preceding clause shall remain unencumbered and shall become the property of Purchaser as of the Effective Date.

            (c) Sellers and Purchaser agree that, on and after the date of this Agreement Sellers will be permitted to continue financing the outstanding principal balance amount of new receivables from Consumer Interval Sales at the Coconut Malorie Property pursuant to the existing financing facility between RFI and OCCMR but subject to the following additional terms:

                  (i) the proceeds of such financings by RFI (net of all release fees, which shall be paid) shall be paid to Parent and shall not exceed $200,000;

                  (ii) any amount of new receivables from Consumer Interval Sales at the Coconut Malorie Property that are not financed pursuant to the preceding clause shall remain unencumbered and shall become the property of Purchaser as of the Effective Date.

            (d) Purchaser shall insure that any VOI Receivables financed by RFI pursuant to this Paragraph 7.08 shall be serviced and collected by RFI.

      7.09 Bulk Transfer Law. The Sellers shall take all actions necessary to comply with the provisions of the Uniform Commercial Code, the tax laws and any other commercial laws concerning bulk sales or bulk transfers or any similar law (the "Bulk Sales Laws") of any State or jurisdiction in which the Acquired Assets or Acquired Companies are located, including, without limitation, the filing of all notifications required to be filed, such that the Purchaser shall not become responsible for any of the Sellers' liabilities or obligations other than the Assumed Liabilities. The Purchaser shall fully cooperate with the Sellers with respect to compliance with the Bulk Sales Laws.

      7.10 Tax Matters.

            (a) Payment of Taxes.

                  (i) The Sellers shall timely pay all Taxes of the Sellers for all periods, including, without limitation, all Taxes that relate to the Acquired Business or the Acquired Assets and that were incurred in or are attributable to any taxable period (or portion thereof) ending on or before the Effective Date.

                  (ii) Each of the Sellers and KCHC covenants and agrees to indemnify, hold harmless and reimburse promptly Purchaser for the amount of the Acquired Companies' combined liability for unpaid Taxes for all periods or portions thereof ending on or before the Effective Date.

            (b) [reserved]

            (c) Allocation of Adjusted Purchase Price. The consideration to be paid as set forth in Paragraph 2.06 shall be allocated among the Acquired Assets, the capital stock of the Acquired Companies, and the covenant not to compete described in Paragraph 5.05 hereof in accordance with Exhibit B annexed hereto, which has been prepared pursuant to the requirements of Treasury Regulation Section 1.1060-1T promulgated under Section 1060 of the Code. Purchaser and, as required, Sellers, shall file with the IRS form 8594 in a manner consistent with such allocation and shall reflect such allocation on all applicable Tax Returns and reports. The Parties agree that all Tax Returns and reports (including IRS Form 8594 (Asset Acquisition Statement), and all financial statements shall be prepared in a manner consistent with (and the Parties shall not otherwise take a position inconsistent with) the Allocation unless required by the IRS or a state taxing authority.

            (d) Tax Periods Ending on or before the Closing Date. Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies and their Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Sellers shall permit Purchaser to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Purchaser. Sellers shall prepare or cause to be prepared and file or cause to be filed any Acquired Company's Tax Returns for calendar year 1998 on or prior to the Closing Date.

            (e) Responsibility for Taxes. Except as provided in Paragraph 7.01, all transfer, documentary, sales, use, stamp, registration, excise and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains tax triggered by the sale of the stock of the Acquired Companies, any state or municipal transfer tax), shall be paid by Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Each of the Sellers jointly and severally, hereby indemnifies and agrees to hold the Purchaser harmless from, against and in respect of any U.S. federal or state Tax liability (including interest and penalties), if any, incurred by or imposed upon the Purchaser resulting from or as a consequence of the transactions contemplated hereby.

            (f) Tax Cooperation. To the extent relevant to the Acquired Business, the Sellers, on the one hand, and Purchaser, on the other, shall (i) provide the other Party with such assistance as may reasonably be required in connection with the preparation of any Tax Returns, the conduct of any audit or other examination by any taxing authority or judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other Party with all records or other information that may be relevant to the preparation of any Tax Returns, the conduct of any audit or examination or other Tax proceeding. Each Party shall retain all relevant documents, including prior years' Tax Returns, supporting work schedules and other records or information that may be relevant to such Tax Returns until the expiration of the statute of limitations (and, to the extent notified by the other Party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and shall give the other Party, reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party, so requests, Sellers shall allow the other party to take possession of such books and records.

            (g) [reserved].


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

            (h) Acquisition of Consolidated Subsidiaries. If Purchaser elects to acquire any of APLLC, OCCMR, CCS and/or SARDG and such entity or entities is a member of a consolidated or combined group (the "Consolidated Subsidiaries"), the following shall apply:

                  (i) Tax Sharing Agreements. Any tax sharing agreement between Parent and any of the Consolidated Subsidiaries and their subsidiaries will be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

                  (ii) Returns for Periods Through the Closing Date. Parent will include the income of the Consolidated Subsidiaries and their subsidiaries (including any deferred income triggered into income by Treasury Regulation Section 1.1502-13 and Treasury Regulation Section 1.1502-14 and any excess loss accounts taken into income under Treasury Regulation
      Section 1.1502-19) on Parent's consolidated federal income Tax Returns for all periods through the Closing Date and Parent will pay any federal income Taxes attributable to such income. The Consolidated Subsidiaries and their subsidiaries will furnish Tax information to Parent for inclusion in Parent's federal consolidated income Tax Return for the period which includes the Closing Date in accordance with the Consolidated Subsidiaries' past custom and practice. Parent will allow Purchaser an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent that they relate to the Consolidated Subsidiaries and their subsidiaries. Parent will take no position on such returns that relate to the Consolidated Subsidiaries and their subsidiaries that would adversely affect the Consolidated Subsidiaries and their subsidiaries after the Closing Date. The income of the Consolidated Subsidiaries and their subsidiaries will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Consolidated Subsidiaries and their subsidiaries as of the end of the Closing Date.

                  (iii) Audits. Parent will allow the Consolidated Subsidiaries and its counsel to participate in any audits of Parent consolidated federal income Tax Returns to the extent that such returns relate to the Consolidated Subsidiaries and their subsidiaries. Parent will not settle any such audit in a manner which would adversely affect the Consolidated Subsidiaries and their subsidiaries after the Closing Date without the prior written consent of Purchaser, which consent shall not unreasonably be withheld.

                  (iv) Carrybacks. Parent will immediately pay to Purchaser any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of any of the Consolidated Subsidiaries and their subsidiaries into the Parent consolidated Tax Return, when such refund or reduction is realized by the Parent group. Parent will cooperate with the Consolidated Subsidiaries and their subsidiaries in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax Returns or refund claims. Purchaser agrees to indemnify Parent for any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit or otherwise.

                  (v) Retention of Carryovers. Parent will not elect to retain any net operating loss carryovers or capital loss carryovers of the Consolidated Subsidiaries and their subsidiaries under Treasury Regulation
      Section 1.1502-20(g).

                  (vi) Prior Ownership Changes. Parent will file a timely election under Proposed Treasury Regulation Section 1.1502-95(e) to apportion to the Consolidated Subsidiaries and their subsidiaries that amount of the Parent group's annual consolidated Section 382 limitation that equals such subsidiaries' net operating losses from their operations. At Parent's request, Purchaser will cause any of the Consolidated Subsidiaries and their subsidiaries to join with Parent in making any election required under Proposed Treasury Regulation Section 1.1502-95(e).

                  (vii) Post-Closing Elections. At Parent's request, Purchaser will cause any of the Consolidated Subsidiaries and their subsidiaries to make and/or join with Parent in making such elections after Closing as would not have any adverse consequence to Purchaser. At Parent's request, Purchaser will cause any of the Consolidated Subsidiaries and their subsidiaries to make or join with Parent in making any other election if the making of such election does not have an adverse impact on Purchaser (or any of the Consolidated Subsidiaries and their subsidiaries) for any post-acquisition Tax period.

                  (viii) Section 338(h)(10) Election. At Purchaser's option, Parent will join with Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of any of the Consolidated Subsidiaries hereunder. Parent will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify Purchaser, the Consolidated Subsidiaries, and their subsidiaries against any adverse consequences arising out of any failure to pay such Tax.

      7.11 Cooperation.

            (a) The Parties and the Acquired Companies shall each deliver or cause to be delivered to the relevant party on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement.

            (b) From and after the Closing Date, Sellers and the Stockholders shall cooperate and use their reasonable efforts to have the present officers, directors and employees cooperate with Purchaser and any lawyers, accountants or experts retained by Purchaser on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements, disputes, audits or investigations of any nature with respect to matters pertaining to all periods prior to the Closing Date.

            (c) Each Party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby.

                                  ARTICLE VIII

                                   TERMINATION

      8.01 Grounds for Termination. This Agreement may be terminated at any time on or before the Closing Date:

            (a) by the mutual written agreement of Sellers and Purchaser;

            (b) by Purchaser, in the event that Purchaser's due diligence raises concerns such that Purchaser, in its sole judgment, does not consider the transaction desirable;

            (c) by Purchaser, in the event of a Seller Material Adverse Effect and by Sellers in the event of a Purchaser Material Adverse Effect;

            (d) (i) by Sellers upon the satisfaction of the following two conditions: (1) the giving of ten days prior written notice to Purchaser, which notice may not be given until the later of (x) the date that is 21 days after the date that Purchaser has received from Sellers Disclosure Schedules that are materially complete, (y) the last date that Sellers make revisions to the Disclosure Schedules that are, individually or in the aggregate, material or (z) March 31, 1999 (and which notice shall have no force or effect if Purchaser is prepared to proceed to Closing within such ten-day notice period), and (2) Sellers' delivery to Purchaser in immediately available funds of an amount equal to the RFI Advances plus such other sums advanced by Purchaser to Sellers on and after January 29, 1999, which sums would not have been advanced to Sellers under the terms of the existing Receivables Facilities as applied to Sellers prior to January 29, 1999; provided, however, that at the time of giving such notice Sellers shall have also provided to Purchaser and Purchaser shall have had in its possession for at least five business days any such other information as is reasonably requested by Purchaser; from and after the giving of the notice described above and expiration of the ten-day notice period, the covenants provided in Paragraph 5.07 shall cease to have force or effect;

                  (ii) by Purchaser if (x) Sellers have failed to supply Disclosure Schedules that are materially complete within 17 days after the date hereof, (y) Sellers have failed to supply any such other information as Purchaser reasonably requests or (z) the Closing of the purchase and sale of the Acquired Assets contemplated in this Agreement is not consummated by March 19, 1999 (or such other date, if any, as Sellers and Purchaser shall have agreed in writing) (notwithstanding clause (ii)(z), Purchaser shall not have the right to terminate this Agreement unless the failure to consummate the purchase and sale on or before such date is not caused by any material breach of this Agreement by
it);

            (e) by Sellers or by Purchaser if the consummation of the transactions contemplated by this Agreement would violate any nonappealable final order, decree, or judgment of any court or governmental body having competent jurisdiction;

            (f) by Purchaser, if one or more representations or warranties of the Sellers or the Stockholders is not true when made and/or if the other party is in breach of one or more of its covenants or agreements under this Agreement, if the diminution in value of the consideration to be received pursuant to this Agreement by Purchaser is at least $100,000 in the aggregate as provided in subparagraph 9.02(a); provided, however, that Purchaser shall give Parent five
(5) days written notice of its intent to do so, and Parent shall have such five
(5) day period (i) in the case of any untrue material representation or warranty, to bring the underlying factual circumstances into conformity with any such representation or warranty; or (ii) in the case of any material breach of a covenant, to cure any such breach; provided further, however, that notwithstanding the provisions of this subparagraph 8.01(f), Purchaser shall retain all of its other rights to make appropriate claims or take other appropriate action against Sellers in respect of untrue representations or warranties made by or breaches of covenants or agreements by Sellers under the express terms of this Agreement whether before or after the Closing or the termination of this Agreement; or

            (g) by Purchaser, if Sellers shall (i) apply for or consent to the appointment of a receiver, trustee in bankruptcy, or liquidator for itself or any of its property; (ii) admit in writing its inability to pay its debts as they mature or generally fail to pay such debts as they mature; (iii) make a general assignment for the benefit of creditors; (iv) be adjudicated a bankrupt or insolvent; or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors, or seeking to take advantage of any bankruptcy, reorganization, insolvency, readjustment or debt, dissolution or liquidation law or statute or any answer admitting an act of bankruptcy alleged in a petition filed against it in any proceeding under any such law.

      8.02 Manner of Exercise. In the event that Sellers or Purchaser desires to terminate this Agreement pursuant to Paragraph 8.01, written notice of that termination must be given to the other Party within five (5) days of the date on which the condition allowing for such termination occurs. On receipt of such notice, subject, in the event of a termination pursuant to subparagraph 8.01(d), 8.01(e), or 8.01(f), to the right of the other Party to dispute the asserted basis for termination, and subject to the expiration of any other applicable notice period as specified in this Article VIII, this Agreement shall terminate and the transactions that it contemplates shall be abandoned without further action by the Parties, except that the brokerage indemnification set forth in Paragraphs 9.01 and 9.02 shall survive any termination of this Agreement.

      8.03 Effect of Termination. In the event that Sellers or Purchaser terminates this Agreement pursuant to Paragraph 8.01, other than pursuant to subparagraph 8.01(f), such termination shall be without liability to any Party to this Agreement or to its shareholders, directors, officers, employees, agents, consultants, or representatives, except as provided under the provisions of Paragraph 7.01 of this Agreement or as otherwise agreed in writing by the Parties; provided that in the event grounds for termination of this Agreement by Purchaser pursuant to subparagraph 8.01(f) exist, this sentence shall be inapplicable. In the event that this Agreement is terminated by Purchaser pursuant to subparagraph 8.01(f) or otherwise if grounds for termination by Purchaser exist under subparagraph 8.01(f), shall have the right to pursue such rights and remedies that it may have at law or in equity against Sellers provided (i) that in all events other than a breach of the covenant set forth in Paragraph 5.07 the Purchaser's total recovery from the other party pursuant to this Paragraph 8.03 shall be limited to its actual damages, not to exceed $100,000 plus the repayment of any and all RFI Advances or (ii) in the case of a breach of Paragraph 5.07 or if Sellers fail to proceed to Closing despite Purchaser's willingness to proceed to Closing and in the absence of any grounds for termination under Paragraph 8.01 by Sellers, Purchaser's recovery shall include repayment of the RFI Advances and actual and consequential damages and shall not be subject to the limit set forth in clause
(i).

                                   ARTICLE IX

                                   THE CLOSING

      9.01 Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Wilmer, Cutler & Pickering, 2445 M Street, N.W. Washington, D.C. 20037. The Closing will be at 10:30 a.m. (Eastern Time) on a date as soon as practicable to be agreed on by the Parties, after all conditions to Closing set forth in Paragraphs 9.02 and 9.03 have been satisfied or waived by the applicable Party (the "Closing Date") (and, in any event, within five (5) business days of the satisfaction or waiver of all such conditions).

      9.02 Conditions to Purchaser's Closing Obligations. The obligations of Purchaser under this Agreement are subject to the satisfaction, on or before the Closing Date, of the conditions set out in this Paragraph 9.02, any one or more of which may be waived in whole or in part by Purchaser as provided by Paragraph 11.09.

            (a) Representations and Warranties True. Sellers' representations and warranties contained in Article III shall be true in all material respects on and as of the Closing Date, and Sellers shall deliver to Purchaser a certificate of an officer of Parent to that effect; provided, that this condition shall be deemed satisfied or waived if the diminution in value of the consideration to be received by Purchaser as a result of the existence of any untrue representations and warranties contained in Article III is less than $100,000. If the conditions to Purchaser's obligations to close set forth in this subparagraph 9.02(a) are deemed waived by virtue of the preceding sentence, the occurrence of the Closing shall not be deemed a waiver by Purchaser of its rights to indemnity therefor under Article X hereof for any such untrue representations or warranties.

            (b) Performance. Sellers shall have performed and complied in all material respects with the covenants, conditions, terms, and agreements that it is to perform and comply with on or before the Closing Date, and Sellers shall deliver to Purchaser a certificate of an officer of each Seller to that effect.

            (c) HSR Act. All necessary filings and notifications under the HSR Act shall have been made by Sellers, including any required additional information or documents, and the waiting period referred to in the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

            (d) Opinion of Counsel. Purchaser shall have received one or more opinions, dated as of the Closing Date, of Cobb, Cole & Bell, counsel to Sellers in a form, and with respect to matters of Maryland, Louisiana, District of Columbia, U.S. Virgin Islands and, if applicable, Florida law, in a form and from such local counsel, as is reasonably acceptable to Purchaser.

            (e) Absence of Litigation. There shall not (i) have been any legal action or proceeding or other action instituted or threatened challenging the purchase and sale of the Acquired Assets or stock of the Acquired Companies contemplated by this Agreement or seeking to place any Encumbrance upon the Acquired Assets or stock of the Acquired Companies, or any attempt to terminate any of the ERISA Affiliate Plans subject to Title IV of ERISA; or (2) be outstanding any order of any court or governmental agency having jurisdiction over the Parties enjoining or otherwise preventing consummation of the purchase and sale of the Acquired Assets; provided, however, that if such outstanding order is a temporary restraining order, preliminary injunction, stay, or other similar order and all other conditions precedent to Closing are satisfied or waived, the Closing Date shall be extended without further act of the Parties to a date three (3) business days after the date on which such order ceases to be in effect.

            (f) Consents and Approvals. Sellers shall have obtained all third party and governmental consents and approvals necessary for Sellers to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Sellers shall have obtained consents from CSFB and FINOVA to this Agreement as well as any required consent to the assignment of construction and architectural contracts in progress (including rights to any plans and specifications) at any of the Acquired Properties or St. Thomas Properties. Any terms and conditions of such consents shall be acceptable to Purchaser in its sole and absolute discretion.

            (g) Title Insurance. Purchaser shall have received title insurance with respect to all of the Real Property, except for any VOI included in the VOI Inventory that was acquired by Sellers on or after the Effective Date and on or prior to the Closing Date as a result of any foreclosure, deed in lieu of foreclosure, or similar reconveyance.

            (h) Deliveries by Sellers. Sellers shall have delivered or provided for the delivery of, to the reasonable satisfaction of Purchaser, the items listed in Paragraph 9.04.

            (i) Overdue Interest Payments. Any overdue payments of interest on indebtedness of any kind relating to the Acquired Properties or the Acquired Business shall be satisfied in full, unless otherwise agreed to by the Parties prior to the Closing Date.

            (j) Resolution of Certain Obligations. The Parties and Acquired Companies shall have reached such resolution of the obligations that are related to the Acquired Business and owed by any Seller, Stockholder or Acquired Company to Castle Holdings, LLC, the Cavanaugh Lenders, Christian Kjaer and John Fager as Purchaser in its sole and absolute discretion determines is satisfactory.

            (k) Resolution of Interval International, Inc. Litigation. Sellers and Acquired Companies shall have resolved the pending suit between Interval International, Inc. and Parent and Parent's Affiliates in a manner reasonably acceptable to Purchaser or shall have provided Purchaser with reasonable satisfaction that such litigation will not result in a material liability.

            (l) Due Diligence Review. Purchaser shall be fully satisfied in its sole discretion with the results of its review of all of the Disclosure Schedules, whether delivered before or after the execution hereof, and such deliveries, and its review of, and other due diligence investigations with respect to, the operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits and condition (financial or otherwise) of the Acquired Business.

            (m) Bulk Sales Laws. The Sellers shall have taken all actions necessary to comply with the Bulk Sales Laws, including, without limitation, the filing of all notices required to be filed, such that the Purchaser shall not become responsible for any of the Sellers' liabilities or obligations other than the Assumed Liabilities. The Sellers shall provide the Purchaser, for the Purchaser's approval, copies of all bulk sales filings and recordings prior to the filing or recording of the same.

            (n) FIRPTA Certificate. The Sellers shall have delivered to the Purchaser certificates in form and substance reasonably satisfactory to the Purchaser, duly executed and acknowledged, certifying all facts necessary to exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment In Real Property Tax Act or any similar certification required by the U.S. Virgin Islands.

            (o) Purchasers' Obligations to CSFB. The Purchasers shall have renegotiated and modified Purchasers' obligations to CSFB so as to facilitate the transactions contemplated by this Agreement, and any terms and conditions of such modification shall be acceptable to Purchaser in its sole discretion.

            (p) Regulatory Approval. The Purchasers shall have received all necessary approvals from any applicable regulatory authorities (for example, alcohol beverage control board, timeshare registrations, licenses to operate hotels, etc.) to close and operate the Acquired Business consistent with prior operations in its sole discretion.

            (q) Notice to Bargaining Agents. Sellers shall have satisfied any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements and complied with any other applicable labor laws relating to this Agreement and shall provide satisfactory evidence of the same to Purchaser.

            (r) Closing Financial Certificate. The Closing Financial Certificate shall be reasonably satisfactory to Purchaser.

      9.03 Conditions to Sellers' Closing Obligations. The obligations of Sellers under this Agreement are subject to the satisfaction, on or before the Closing Date, of the conditions set out in this Paragraph 9.03, any one or more of which may be waived in whole or in part by Sellers as provided in Paragraph 11.09.

            (a) Representations and Warranties True. Purchaser's representations and warranties contained in Article IV shall be true in all material respects on and as of the Closing Date, and shall also be true in all material respects on and as of the Closing Date as to any entity to which any of Purchaser's rights under this Agreement have been assigned pursuant to Paragraph 11.07 and Purchaser shall deliver to Sellers a certificate of an officer of Purchaser to that effect.

            (b) Performance. Purchaser shall have performed and complied in all material respects with the covenants, conditions, terms, and agreements it is to perform and comply with on or before the Closing Date, and Purchaser shall deliver to Sellers a certificate of an officer of Purchaser to that effect.

            (c) HSR Act. All necessary filings and notifications under the HSR Act shall have been made by Purchaser, including any required additional information or documents, and the waiting period referred to in the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or terminated.

            (d) Consents and Approvals. Sellers shall have obtained those consents and approvals listed in Paragraph 3.17 and, in connection with the consent of CSFB and FINOVA to the transaction, any terms and conditions to the consent of CSFB and FINOVA shall be acceptable to Sellers in their reasonable discretion.

            (e) Opinion of Counsel. Sellers shall have received an opinion, dated as of the Closing Date, of Wilmer, Cutler & Pickering, counsel to Purchaser, in a form reasonably acceptable to Sellers.

            (f) Absence of Litigation. There shall not (1) have been any legal action or proceeding instituted or threatened challenging the purchase and sale of the Acquired Assets or stock of the Acquired Companies as contemplated by this Agreement; or (2) be outstanding any order of any court or governmental agency having jurisdiction over the Parties enjoining or otherwise preventing consummation of the purchase and sale of the Acquired Assets or stock of the Acquired Companies; provided, however, that if such outstanding order is a temporary restraining order, preliminary injunction, stay, or other similar order and all other conditions precedent to Closing are satisfied or waived, the Closing Date shall be extended without further action of the Parties to a date three (3) business days after the date on which such order ceases to be in effect.

            (g) Deliveries by Purchaser. Purchaser shall have delivered or provided for the delivery of, to the reasonable satisfaction of Sellers, the items listed in Paragraph 9.05.

            (h) Resolution of Certain Obligations. Sellers and Stockholders shall have no further obligations related to the Acquired Business to Castle Holdings, LLC, the Cavanaugh Lenders, Christian Kjaer or John Fager (provided, in the case of Fager, that Sellers shall be responsible for $25,000 of the remaining obligation to him, which shall be due and payable on April 1, 1999).

      9.04 Deliveries by Sellers at Closing. At the Closing, Sellers shall deliver or shall cause to be delivered to Purchaser the items identified below. Purchaser's receipt of these items is a condition to its obligations under this Agreement, although Purchaser may waive any or all of these conditions in whole or in part, as provided in Paragraph 11.09.

            (a) Duly executed (i) instruments of conveyance of the Acquired Assets, including general warranty deeds by the holder of title to any Real Property, subject only to applicable Permitted Encumbrances; (ii) assignments of mortgage and delivery of all promissory notes and similar instruments duly endorsed (without recourse) by Sellers; (iii) assignments of Leases, contracts and Permits (items described in clauses (i) - (iii) collectively referred to as the "Assignment Agreements"); and (iv) a registration rights agreement providing the rights described in Paragraph 2.10 (the "Piggyback Registration Rights Agreement"); in each case in form and substance reasonably satisfactory to the Parties;

            (b) Certificates representing the capital stock of the Acquired Companies, duly endorsed in blank by KCHC or Parent as the case may be, or accompanied by blank stock powers duly executed by the KCHC or Parent as the case may be and with all necessary transfer tax and other revenue stamps, acquired at the KCHC's or Parent's expense as the case may be, affixed and canceled;

            (c) A copy of the articles of incorporation or other governing document of each Seller, certified by the appropriate official of the jurisdiction of incorporation or organization of such Seller, as of a date not more than ten (10) days before the Closing Date;

            (d) A copy of the bylaws of each Seller certified by the Secretary of such Seller;

            (e) An incumbency and signature certificate executed by the Secretary or Assistant Secretary of each Seller;

            (f) A certified copy of any necessary resolution of each Seller evidencing approval of this Agreement and the other documents and transactions contemplated hereby;

            (g) Copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement that Purchaser reasonably requests on reasonable notice prior to the Closing;

            (h) Evidence reasonably satisfactory to Purchaser that Encumbrances not assumed by Purchaser have been completely released;

            (i) A certificate from a duly authorized officer of each Seller stating that (A) the representations and warranties of such Seller contained in
Article III of this Agreement are true and correct in all material respects as of the Closing Date; and (B) no condition or event with respect to such Seller has occurred, or is continuing, or will result from the execution and delivery of this Agreement or the sale of the Acquired Assets or the stock of the Acquired Companies that constitutes a material breach of this Agreement;

            (j) The opinions(s) of Cobb, Cole & Bell, counsel to Sellers, and other local counsel reasonably satisfactory to Purchaser;

            (k) Duly executed consents of CSFB and FINOVA to the transactions contemplated by this Agreement;

            (l) The Environmental Materials Indemnity Agreement (the "Environmental Materials Indemnity Agreement"), substantially in the form entered into between CSFB and Parent in connection with the CSFB Mortgage Loans;

            (m) A mutual release of liabilities (the "Mutual Release"), in form and substance reasonable satisfactory to the Parties; and

            (n) Subject to Permitted Encumbrances, an assignment of developer, managing entity, and exchange company rights and obligations, in form and substance satisfactory to Purchaser, under: (i) all existing declarations of condominium, including without limitation all exhibits thereto, pertaining to any of the Acquired Properties; (ii) all rights reserved by Sellers with respect to the Acquired Business under State Governing Statutes, as amended, and the rules and regulations promulgated by the State Governing Authorities; (iii) all existing condominium management agreements, exchange company agreements and agreements with third parties to perform services for each Association that is related to the Acquired Business; (iv) all Insurance Policies maintained for the benefit of Managed Associations; (v) any offering materials, advertising, prizes and promotions pertaining to the Acquired Business; and (vi) all contracts, reservation agreements or escrow agreements with VOI purchasers at any of the Acquired Properties.

      9.05 Availability of Records. On the Closing Date, Sellers shall make available all original (or a certified copy if the original has been lost or destroyed) Records in the possession of Sellers on the Closing Date relating to the Acquired Business, subject to the following exceptions:

            (a) Purchaser recognizes that certain Records of Sellers may contain information only incidentally related to the Acquired Business and that Sellers may retain these Records;

            (b) Sellers may retain (i) a copy of all materials prepared by Sellers to which Purchaser has been provided access in connection with the purchase and sale contemplated by this Agreement, together with a copy of all documents referred to in such materials; and (ii) all Records prepared in connection with the sale of the Acquired Assets; and

            (c) Sellers may retain all consolidating and consolidated financial information and all other accounting Records prepared or used in connection with the preparation of financial statements.

      9.06 Deliveries by Purchaser at Closing. At the Closing, Purchaser shall deliver or shall cause to be delivered to Sellers the items identified below. Sellers' receipt of these items is a condition to their obligations under this Agreement, although Sellers may waive any or all of these conditions in whole or in part.

            (a) Payment of the Purchase Price as contemplated by Paragraph 2.06.

            (b) One or more duly executed instruments or agreements of assumption of liabilities in respect of the Assumed Liabilities, in form and substance reasonably satisfactory to the Parties, including an assumption of developer, managing entity, and exchange company rights and obligations (the "Assumption Agreements"), in form and substance satisfactory to Parent under:
(i) all existing declarations of condominium, including without limitation all exhibits thereto, pertaining to the Acquired Properties; (ii) all rights reserved by Sellers with respect to the Acquired Properties under Statue Governing Statutes and the rules and regulations promulgated by the State Regulatory Authorities; (iii) all existing condominium management agreements, exchange company agreements and agreements with third parties to perform services for each Association that is related to the Acquired Properties; (iv) all Insurance Policies maintained for the benefit of Managed Associations; (v) any offering materials, advertising, prizes and promotions pertaining to the Acquired Properties; and (vi) all contracts, reservation agreements or escrow agreements with VOI purchasers at any of the Acquired Properties.

            (c) A current copy of the certificate of incorporation of Purchaser certified by the Secretary of State of Delaware, as of a date not more than ten
(10) days before the Closing Date;

            (d) A current copy of the bylaws of Purchaser certified by the secretary of Purchaser;

            (e) A Good Standing Certificate for Purchaser from the Secretary of State of Delaware, as of a date not more than ten (10) days before the Closing Date;

            (f) A certified copy of any necessary resolutions of the boards of directors of Purchaser evidencing approval of this Agreement and the other documents that it contemplates;

            (g) Copies of all documents evidencing other necessary corporate or other action and government approvals, if any, with respect to this Agreement and the Acquired Assets or the Stock of the Acquired Companies that Sellers reasonably request on reasonable notice prior to the Closing;

            (h) An incumbency and signature certificate executed by the Secretary or Assistant Secretary of Purchaser;

            (i) A certificate from a duly authorized officer of Purchaser stating that (i) the representations and warranties of Purchaser contained in
Article IV of this Agreement are true and correct in all material respects as of the Closing Date; and (ii) no condition or event with respect to Purchaser has occurred, is continuing, or will result from the execution and delivery of this Agreement or the sale of the Acquired Assets or the stock of the Acquired Companies that constitutes a material breach of this Agreement;

            (j) The opinion of Wilmer, Cutler & Pickering, counsel to Purchaser;

            (k) The Piggyback Registration Rights Agreement, in form and substance reasonably satisfactory to the Parties;

            (l) The Mutual Release, in form and substance reasonably satisfactory to the Parties; and

            (m) All documents reasonably required by Sellers to evidence the assumption of obligations under this Agreement.

                                    ARTICLE X

                                 INDEMNIFICATION

      10.01 Indemnification of Sellers. Subject to the survival provisions in Paragraph 10.07, from and after the Closing Purchaser shall indemnify Sellers and their respective officers, directors, employees, partners (general or limited), shareholders, and shareholders of their partners (general or limited), for, and shall defend and hold harmless each of them from, against, and with respect to all Indemnifiable Losses as a result of, arising from, in connection with, or incident to (a) any breach or inaccuracy of any representation or warranty Purchaser makes in this Agreement; (b) any breach of this Agreement by Purchaser; (c) any failure of Purchaser to fulfill, satisfy, and discharge any of its obligations or covenants under this Agreement other than under Paragraph 6.06; (d) any claim against Sellers by any broker or finder alleging its engagement by Purchaser; (e) any claim against Sellers arising after the Closing relating to any of the Assumed Liabilities or the operations or business dealings of Purchaser (except to the extent Purchaser is entitled to be indemnified by Sellers under Paragraph 10.02 for an untrue representation or warranty made herein, or breach of a covenant or agreement hereunder, relating to such Assumed Liabilities, assuming all such representations, warranties, and covenants survive indefinitely) or the obligations under Paragraph 6.06.

      10.02 Indemnification of Purchaser. Subject to the survival provisions of Paragraph 10.07, from and after the Closing Sellers and Stockholders shall indemnify Purchaser and its Affiliates, officers, directors, employees, partners (general or limited) and shareholders of its partners (general or limited) for, and shall defend and hold harmless each of them from, against, and with respect to all Indemnifiable Losses as a result of, arising from, in connection with, or incident to (a) any breach or inaccuracy of any written representation or warranty made by Sellers or Stockholders in this Agreement; (b) any breach of this Agreement by Sellers; (c) any failure of Sellers or Stockholders to fulfill, satisfy, and discharge any of its obligations or covenants under this Agreement; (d) any claim against Purchaser by any broker or finder alleging its engagement by any Seller;
(e) any claim against Purchaser relating to any of the Retained Liabilities or the operations or business dealings of Sellers not connected to the Acquired Business; or (f) any Tax liability, any claims arising out of or relating to employee benefit plans, programs or agreements (including, without limitation, any multiemployer liability) and any claim against Purchaser relating to any ERISA Affiliate Plan (including, without limitation, withdrawal liability assessed pursuant to Section 4201 of ERISA and any other liability under Title IV of ERISA or under Section 412 of the Code).

      10.03 Cap and Basket.

            (a) Purchaser's maximum liability under subparagraphs (a), (b) and
(c) of Paragraph 10.01 shall be limited to $2,500,000; provided, however, that the foregoing limitation shall be of no force or effect for any Indemnifiable Losses resulting from fraud or intentional misrepresentation.

            (b) (i) Sellers' maximum liability under subparagraphs (a), (b) and
(c) of Paragraph 10.02 shall be limited to $20,000,000; provided, however, that the foregoing limitation shall be of no force or effect for any Indemnifiable Losses resulting from fraud or intentional misrepresentation.

                  (ii) The Stockholders' liability under this Agreement shall be joint and several; provided, however, that the Stockholders shall have no personal liability for Indemnifiable Losses relating to BCI or CAI that arose prior to July 23, 1998 unless one or more of the Stockholders had (x) actual knowledge of the action or event giving rise to such loss or (y) based upon their knowledge after such date, a reasonably prudent person would have inquired further and learned about such losses.

                  (iii) The Stockholders' maximum joint and several liability under subparagraphs (a), (b), (c) and (f) of Paragraph 10.02 (but for subparagraph (f) only with respect to Tax liability of the Acquired Companies) shall be limited to $2,500,000 ($750,000 in the aggregate for any claim or claims to which clause (y) of subparagraph (ii) above applies); provided, however, that the foregoing limitations of subparagraphs (ii) or (iii) shall be of no force or effect for any Indemnifiable Losses resulting from fraud or intentional misrepresentation.

      (c) Neither Party shall be entitled to the indemnification provided under this Article X until the aggregate of all Indemnifiable Losses incurred by it shall exceed $50,000 (the "Threshold Amount"); provided, that once the Threshold Amount shall have been exceeded, such indemnification shall be effective for all Indemnifiable Losses, including any Indemnifiable Losses that were aggregated as part of the Threshold Amount. Notwithstanding anything herein apparently to the contrary, the "cap" and "basket" contemplated by this Paragraph 10.03 shall not apply to, and satisfaction of the Threshold Amount shall not be a condition precedent to, (i) the indemnity rights of Purchaser in respect of claims made by a broker or finder, as contemplated by Paragraphs 3.25, (ii) the indemnity rights of Sellers in respect of Purchaser's covenant to perform the Assumed Liabilities as required by Paragraph 6.03, or the indemnity rights in respect of Sellers' covenant to perform Retained Liabilities as required by Paragraph 5.08; (iii) the indemnity rights of Purchaser in respect of the failure of Sellers to cure any title defects or Encumbrances that can be cured by payment of amounts (in the aggregate) of up to $50,000 as required under Paragraph 7.07; (iv) the indemnity rights of Purchaser under subparagraph 10.02(f); (v) the rights of a Party to recover damages in respect of the unexcused failure of the other Party to close the transactions contemplated hereby; or (vi) breaches of the covenants of Sellers or Stockholders set forth in this Agreement or representations and warranties made in Paragraph 3.19 (Employee Benefit Plans) and Paragraph 3.20 (Taxes and Tax Returns).

      10.04 Indemnifiable Losses Net of Insurance Proceeds. Indemnifiable Losses shall be net of the amount of insurance proceeds received by an Indemnitee from an insurance company on account of such losses, after accounting for any costs incurred in obtaining such proceeds and any increase in insurance premiums resulting from a claim regarding such proceeds, and no insurance companies shall be subrogated to any rights of the Indemnitee against the Indemnitor under this
Article X. This Paragraph 10.04, however, shall not permit an Indemnitor to delay payment of Indemnifiable Losses until after an Indemnitee receives insurance proceeds. Notwithstanding the foregoing, to the extent that Sellers have paid for title insurance for Purchaser with respect to the Real Property, Purchaser shall first look to the coverage provided by such policy for otherwise Indemnifiable Losses related to title to such property, and Purchaser shall be entitled to indemnification under this Article X in respect of Indemnifiable Losses related to title to such property only to the extent it does not recover the full amount of such Indemnifiable Losses from the proceeds of such title insurance policy.

      10.05 Procedure for Seeking Indemnification. The provisions of Paragraphs
10.01 and 10.02 expressly are subject to the procedural requirements below.

            (a) Notice. The Indemnitee shall give notice to the Indemnitor with reasonable promptness on becoming aware of the claim or other fact on which a claim for indemnification will or could be based. The notice regarding claimed indemnification shall set forth all material information regarding the claim as is then available to the Indemnitee.

            (b) Defenses. The Indemnitor shall have the right, at its sole cost and expense, to undertake the defense of any claim asserted by a third party, provided that the Indemnitor agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnitee in respect of the Indemnifiable Losses attributable to such claim or proceeding. If an Indemnitor assumes the defense of any such claim or legal proceeding, the Indemnitor shall be entitled to select counsel reasonably satisfactory to the Indemnitee and take all steps necessary in the defense thereof. The Indemnitee shall cooperate in such defense and make available all records and materials requested by the Indemnitor in connection with that defense. Indemnitee shall be entitled to participate in such defense, although it shall not be entitled to indemnification for the costs and expenses of such participation if the Indemnitor assumed defense of the claim with counsel reasonably satisfactory to the Indemnitee.

            (c) Settlement of Claims. The Indemnitor shall not be liable for any claim settled


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

without its consent. The Indemnitor may settle any claim without the consent of the Indemnitee, but only if such settlement requires only the payment of monetary damages that are paid in full by the Indemnitor.

      10.06 Indemnification Remedy After Closing. After the Closing, the indemnification obligations of this Article X shall be the exclusive remedy for breaches of this Agreement except for breaches of covenants requiring performance by a Party after Closing, which may be enforced or remedied in any manner available at law or in equity. No other remedy shall be had for any such breach in tort, contact, or otherwise.

      10.07 Survival of Representations, Warranties, and Covenants. Except as provided in clauses (a), (b) or (c) of this Paragraph 10.07, representations, warranties, and agreements included in this Agreement shall survive for a period of two years; (a) the obligations set forth in Paragraphs 5.02 (Conduct of Acquired Business by Sellers), 5.03 (Access), 6.02 (Books and Records; Access),
7.02 (Publicity), 7.04 (Full Disclosure), 7.07 (Title to Real Property) and 7.08 (Additional Agreement Regarding Receivables Financing) shall survive for the periods specified therein for the performance of the covenants set forth therein; (b) Paragraphs 3.05(a) (last sentence only) (Title to and Condition of Assets and Property), 3.14 (Capital Stock of the Company), 5.08 (Agreement to Pay Retained Liabilities), 6.03 (Agreement to Pay Assumed Liabilities) and Articles X (Indemnification) and XI (General Provisions), each of which shall survive indefinitely; and (c) claims relating to or arising out of breaches of the covenants contained in Paragraph 7.10 (Tax Matters) and damages arising from breaches of the representations and warranties set forth in Paragraph 3.08 (Environmental Matters), Paragraph 3.18 (Labor and Employment), Paragraph 3.19 (Employee Benefit Plans) or Paragraph 3.20 (Taxes) each of which shall survive for (i) the date that is six months after the expiration of the longest applicable federal or state statute of limitations (including extensions thereof) or (ii), if there is no applicable statute of limitations, (x) ten years after the Closing Date if the claim is related to the cost of investigating, containing, removing or remediating a release of Hazardous Material into the environment or (y) five years after the Closing Date for any other such claim.

      10.08 Setoff and Recoupment. Purchaser shall be entitled to setoff against or recoup from any payment of stock or cash due hereunder the amount of any Indemnifiable Losses suffered by it.

                                   ARTICLE XI

                               GENERAL PROVISIONS

      11.01 Entire Agreement. This Agreement supersedes all prior agreements between the Parties (written or oral) and, together with RFI Interim Loan Documents, the Related Agreements and any other contemporaneous agreements, is intended as a complete and exclusive statement of the terms of the Parties' agreement. Nothing herein shall affect in any way Sellers' obligation to Purchaser or RFI under the loan agreement in respect of Parent's New Smyrna Property.

      11.02 Severability. The validity or enforceability of any term or provision of this Agreement


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

shall in no way affect the validity or enforceability of any other term or provision. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

      11.03 Amendment and Modification. This Agreement may be modified, amended, or supplemented only by an instrument in writing signed by each Party.

      11.04 Arm's Length Agreement. This Agreement has been negotiated at arm's length and between Persons sophisticated and knowledgeable in the matters dealt with in this Agreement. In addition, each Party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that has drafted the Agreement is not applicable and is waived. This Agreement shall be construed without regard to the identity of the Person who drafted it or the Party who caused it to be drafted and shall be construed as if all Parties had jointly prepared this Agreement. Each and every provision of this Agreement shall be construed as though all of the Parties participated equally in its drafting, and any uncertainty or ambiguity shall not be interpreted against any one Party. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the Parties and of this Agreement.

      11.05 Exhibits. All Exhibits and Schedules to this Agreement are incorporated into this Agreement and made a part of this Agreement by reference.

      11.06 Headings. The headings contained in this Agreement are solely for reference purposes and shall not affect the meaning or interpretation of this Agreement in any way. All references in this Agreement to subparts, parts, subparagraphs, Paragraphs, Articles, Schedules and Exhibits are to subparts, parts, subparagraphs, Paragraphs and Articles of, and schedules and exhibits to, this Agreement, unless otherwise expressly indicated.

      11.07 Assignment. Neither Sellers, Stockholders, nor Purchaser shall assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party; except that notwithstanding any provision to the contrary in this Agreement, Purchaser may assign all or any part of its rights and obligations to any wholly-owned subsidiary or any partnership of which it is a general partner (including, without limitation, directing Sellers to transfer any or all of the Acquired Assets directly to one or more of such entities at the Closing) and may direct that any receivables be sold directly to any Person providing any of the financing necessary to consummate the transactions contemplated by this Agreement (including the sale of such receivables to any entity formed by such Person to hold such receivables); provided, however, that (i) Seller's prior written consent to any assignment does not obviate the necessity of obtaining any other consents necessary for such assignment; (ii) Purchaser shall unconditionally guarantee performance by such entity of all terms and conditions of this Agreement to be performed by such entity; and (iii) such entity shall agree to perform such obligations, including, without limitation, the Assumed Liabilities, by documents reasonably satisfactory in form and in substance to the Parties and their counsel. Except as otherwise provided, this Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assigns.


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

      11.08 No Third Party Beneficiaries. Except as otherwise expressly provided, nothing in this Agreement shall entitle any Person other than Sellers, Stockholders or Purchaser, or their respective successors and assigns as permitted under this Agreement, to any claim, cause of action, remedy, or right of any kind. No current or former employee of Sellers or Acquired Companies has any right to enforce this agreement against any Party.

      11.09 Waiver of Compliance; Consents. Except as otherwise expressly provided in this Agreement, any failure of any Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party granting the waiver. Such waiver or failure to insist on strict compliance with an obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with requirements for a waiver of compliance as provided in this Paragraph 11.09.

      11.10 Notices. All notices, requests, demands, and other communications provided in this Agreement shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile (receipt confirmed), sent by national overnight courier service, or mailed by registered or certified United States Mail (return receipt requested) postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only on receipt of such notice):

      To Sellers and Stockholders:

      Kosmas Group International, Inc.
      920 Third Avenue
      New Smyrna Beach, FL  32169
      Attn: Steven P. Kosmas
      Fax: (904) 428-9536

      With a copy to:

      Cobb Cole & Bell
      150 Magnolia Avenue
      Daytona Beach, FL  32115
      Attn: John P. Ferguson
      Fax: (904) 238-7003

      To Purchaser:

      Equivest Finance, Inc.
      2 Clinton Square
      Syracuse, New York 13202
      Attn: Eric C. Cotton
      Fax: (315) 422-9477

      With a copy to:

      Wilmer, Cutler & Pickering
      2445 M Street, N.W.
      Washington, D.C.  20037-1420
      Attn: Eric R. Markus, Esquire
      Fax: (202) 663-6363

      All notices, requests, demands, and other communications shall be effective at the earlier of (a) five (5) business days after deposit of the same in the United States Mail, certified postage prepaid; (b) twenty-four (24) hours after delivery to a national overnight courier service; or (c) confirmation of receipt if transmitted by facsimile or if delivered personally.

      11.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles or rules regarding conflicts of laws.

      11.12 Jurisdiction, Venue, and Service of Process. The Parties consent to and waive any objection to the jurisdiction of the United States District Court for the Northern District of New York, or any state court located in Onondaga County, New York, over the person of any Party to this Agreement, for purposes of any action brought under or as the result of a breach of this Agreement. The Parties agree that venue of any action brought under or as the result of a breach of this Agreement shall be proper in the courts named above, and each Party waives any objection to such venue.

      11.13 Attorneys' Fees. Should a dispute arise relating to this Agreement, the Party prevailing in such dispute shall be entitled to all costs and reasonable attorneys' fees and paralegals' fees (whether or not involving litigation and/or appellate, administrative, or bankruptcy proceedings), in addition to such other relief as may be granted.

      11.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      11.15 Specific Performance. Sellers and Stockholders agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Purchaser is entitled at law or in equity.

      11.16 Jury Trial Waiver. TO THE FULL EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO.

                         [Execution Pages to Follow]

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective duly authorized officers of the date first written above.

PURCHASER

EQUIVEST FINANCE, INC.

By: /s/ Richard C. Breeden
    ----------------------------------
Its: Chief Executive Officer
     ---------------------------------


SELLERS

KOSMAS GROUP INTERNATIONAL, INC.

By: /s/ Steven P. Kosmas
    ----------------------------------
Its: President
     ---------------------------------


AVENUE PLAZA, LLC

By: /s/ Steven P. Kosmas
    ----------------------------------
Its: Manager
     ---------------------------------


OCEAN CITY COCONUT MALORIE RESORT, INC.


By: /s/ Steven P. Kosmas
    ----------------------------------
Its: President
     ---------------------------------


                        [More Execution Pages to Follow]

CAPITAL CITY SUITES, INC.

By: /s/ Steven P. Kosmas
    ----------------------------------
Its: President
     ---------------------------------


KOSMAS CARIBBEAN HOLDING CORPORATION

By: /s/ Steven P. Kosmas
    ----------------------------------
Its: President
     ---------------------------------


ST. AUGUSTINE RESORT DEVELOPMENT GROUP, INC.

By: /s/ Steven P. Kosmas
    ----------------------------------
Its: President
     ---------------------------------

STOCKHOLDERS

/s/ Steven P. Kosmas
-------------------------------------
Steven Kosmas

/s/ Paul Kosmas
-------------------------------------
Paul Kosmas

/s/ Chip Gordy
-------------------------------------
Chip Gordy

                       [Last Execution Page to Follow]


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

STOCKHOLDERS (continued)

/s/ Nicholas Kosmas
-------------------------------------
Nicholas Kosmas


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